SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.

)

Filed by the Registrant  ☒
Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12
LAKELAND BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

November 27, 2023

Dear Shareholders:

The Annual Meeting of Shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) will be held on Thursday, December 28, 2023, at 8:00 a.m., and at any adjournments thereof. Please be advised that the Annual Meeting will be held exclusively as a virtual meeting. The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. During the Annual Meeting we will also report on the operations of Lakeland.

To register for the virtual meeting along with voting your shares:

•	Visit register.proxypush.com/LBAI on your smartphone, tablet or computer.

•	As a shareholder, you will then be required to enter your control number which is located on your proxy card or notice.

•

After registering, you will receive a confirmation email and an email approximately one hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

The business to be conducted at the Annual Meeting consists of (i) the election of four directors, (ii) an advisory vote on executive compensation (“Say-on-Pay”), (iii) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023, and (iv) the transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of Lakeland and its stockholders, the Board of Directors unanimously recommends a vote “FOR” the election of the nominated directors; “FOR” an advisory vote approving the “Say-on-Pay” executive compensation resolution, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2023.

It is important that your shares be represented at the Annual Meeting. Please take a moment now to cast your vote via the Internet as described on the enclosed proxy card, or alternatively, complete, sign, date and return the proxy card in the postage-paid envelope provided so that your shares will be represented at the Annual Meeting. You may revoke your proxy at any time prior to its exercise.

Both record holders and beneficial owners will be able to register to attend the Lakeland Annual Meeting online, ask questions and vote during the meeting by visiting register.proxypush.com/LBAI and following the instructions. Please have your 11, 12 or 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to register to attend the meeting. See the “Questions & Answers” section of the proxy statement for more information, including technical support information for the virtual Lakeland Annual Meeting.

On behalf of the Board of Directors, we urge you to vote your proxy as soon as possible which will assure that your vote is counted. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own.

Sincerely,

Thomas J. Shara
President and Chief Executive Officer

250 OAK RIDGE ROAD

OAK RIDGE, NEW JERSEY 07438

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, DECEMBER 28, 2023

To our Shareholders:

You are invited to attend the Annual Meeting of Shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) to be held on Thursday, December 28, 2023, at 8:00 a.m., and at any adjournments thereof. Please be advised that the Annual Meeting will be held exclusively as a virtual meeting.

At the Annual Meeting, shareholders will act on the following matters:

1.	The election of four directors of the Company for the terms described in the proxy statement;

2.	Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023; and

4.	The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

Only shareholders of record at the close of business on November 17, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.

Both record holders and beneficial owners will be able to register to attend the Lakeland Annual Meeting online, ask questions and vote during the meeting by visiting register.proxypush.com/LBAI and following the instructions. Please have your 11, 12 or 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to register to attend the meeting. See the “Questions & Answers” section of the proxy statement for more information, including technical support information for the virtual Lakeland Annual Meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote by Internet, telephone or mail as promptly as possible. Stockholders of record who participate in the Annual Meeting may vote electronically, even if they have previously mailed or delivered a signed proxy or voted by Internet or telephone.

Sincerely,

Timothy J. Matteson Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

November 27, 2023

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on December 28, 2023

The Notice, Proxy Statement and our Annual Report on Form 10-K, as amended, for the year ended December 31, 2022 are available at our Company’s website https://investorrelations.lakelandbank.com/documents or, without charge, upon written request made to investorrelations@lakelandbank.com.

-i-

LAKELAND BANCORP, INC.

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON DECEMBER 28, 2023

This proxy statement is being furnished to shareholders of Lakeland Bancorp, Inc. (the “Company” or “Lakeland”) in connection with the solicitation by the Company’s Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Tuesday, December 28, 2023 at 8:00 a.m. local time, and at any adjournments thereof. Please be advised that the Annual Meeting will be held exclusively as a virtual meeting. You may vote via the Internet as described on the enclosed proxy card, or alternatively, complete, sign, date and return the proxy card in the postage-paid envelope provided so that your shares will be represented at the Annual Meeting. You may revoke your proxy at any time prior to its exercise.

Both record holders and beneficial owners will be able to register to attend the Lakeland Annual Meeting online, ask questions and vote during the meeting by visiting register.proxypush.com/LBAI and following the instructions. Please have your 11, 12 or 16-digit control number, which can be found on your notice, proxy card or voting instruction form, to register to attend the meeting. See the “Questions & Answers” section of the proxy statement for more information, including technical support information for the virtual Lakeland Annual Meeting.

If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on December 28, 2023

The Notice, Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2022 are available at our Company’s website https://investorrelations.lakelandbank.com/documents or, without charge, upon written request made to investorrelations@lakelandbank.com.

ABOUT THE ANNUAL MEETING

Q:	What matters will be voted on at the Annual Meeting?

A:	You will be asked to vote on the following proposals:

1.	The election of four directors of the Company for the terms described in the proxy statement;

2.	Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement;

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023; and

4.	The transaction of any other business as may properly come before the Annual Meeting and/or any adjournment or adjournments of the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of the Company’s common stock as of the close of business on November 17, 2023, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. On the record date, a total of 65,030,275 shares of our common stock were outstanding and entitled to vote, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q:	How can I attend, vote and ask questions at the Annual Meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of Lakeland common stock, you are a “record holder” and your shares may be voted at the Annual Meeting by you. If you choose to vote your shares virtually at the Annual Meeting via the Annual Meeting website, you will need the control number, as described below.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Annual Meeting by you as described below. If you choose to vote your shares virtually at the Annual Meeting via the Annual Meeting website, you will need the control number, as described below.

Annual Meeting. If you are a record holder of Lakeland common stock, you will be able to register to attend the Annual Meeting online, ask questions and vote during the meeting by visiting register.proxypush.com/LBAI and following the instructions. Please have your 11, 12 or 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the Annual Meeting. If you are a beneficial owner, you also will be able to register attend the Annual Meeting online, ask questions and vote during the meeting by visiting register.proxypush.com/LBAI and following the instructions. Please have your 11, 12 or 16-digit control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee, to access the meeting. Please review this information prior to the Annual Meeting to ensure you have access.

Lakeland encourages its shareholders to visit the meeting website above in advance of the Annual Meeting to familiarize themselves with the online access process. The virtual Annual Meeting platform is fully supported across browsers and devices that are equipped with the most updated version of applicable software and plugins. Shareholders should verify their internet connection prior to the Annual Meeting. Technical support information is provided on the sign-in page for all shareholders. If you have difficulty accessing the virtual Annual Meeting during check-in or during the meeting, please contact technical support as indicated on the Annual Meeting sign-in page. Shareholders will have substantially the same opportunities to participate in the virtual Annual Meeting as they would have at a physical, in-person meeting. Shareholders as of the record date will be able to attend, vote, examine the shareholder list, and submit questions during a portion of the meeting via the online platform.

Even if you plan to attend the Annual Meeting virtually, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Annual Meeting.

Q:	Can I change my vote after I return my proxy card?

A:	If you directly hold shares of Lakeland common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this by:

1.	voting again by telephone or the Internet, or completing a new proxy card with a later date; your latest vote received in advance of the Annual Meeting will be counted; or

2.	filing with the Secretary of the Company written notice of such revocation sufficiently in advance of the Annual Meeting, by writing to

Timothy J. Matteson

Corporate Secretary

250 Oak Ridge Road

Oak Ridge, New Jersey 07438; or

3.	attending the virtual Annual Meeting and casting your vote in the manner set forth above.

If your shares are registered in street name, you may change your vote by:

1.	consulting your broker, banker or other nominee; or

2.

attending the Annual Meeting virtually and voting your shares via the Annual Meeting website if you have your control number, which can be found on the voting instructions provided by your bank, broker, trustee or other nominee. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	What is the deadline for voting by telephone or through the Internet?

A:

Shareholders of record will be able to vote by telephone or by Internet until the polls are closed at the Annual Meeting. If your shares are registered in street name, you should consult the voting instructions provided by your broker, banker or other nominee for information about the deadline for voting by telephone or through the Internet.

Q:	What constitutes a quorum for purposes of the Annual Meeting?

A:

The presence at the Annual Meeting by virtual attendance or by proxy of the holders of a majority of the voting power of all outstanding shares of common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

Q:	What vote is required to approve each proposal?

A:

The election of directors (Proposal 1) requires the affirmative vote of a plurality of the votes cast at the Annual Meeting by shares represented in person or by proxy and entitled to vote for the election of directors. There is no cumulative voting. Approval of Proposal 2 (approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in this proxy statement) and Proposal 3 (ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2023) will require the affirmative vote of a majority of the votes cast with respect to each such proposal.

Q:	How does the Board recommend that I vote my shares?

A:	The Board recommends that you vote “FOR” each of the Board’s nominees for director and “FOR” proposals 2 and 3.

With respect to any other matters that properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of the Company. As of the date of this proxy statement, the Board of Directors had no knowledge of any business other than the proposals described in this proxy statement that would be presented for consideration at the Annual Meeting.

Q:	What if I return my signed proxy card but do not provide instructions on how to vote?

A:	Unless you give other instructions on your signed proxy card, the persons named as proxies on a properly executed proxy card will vote in accordance with the recommendations of the Board of Directors.

Q:	Who will bear the costs of soliciting proxies?

A:

The Company will bear the entire cost of this solicitation. Officers and regular employees of Lakeland may also, but without additional compensation, solicit proxies by further mailings, personal conversations, telephone, facsimile or e-mail. Lakeland will make arrangements with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by these brokerage houses, custodians, nominees and fiduciaries and Lakeland will reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation.

Q:	Will this Annual Meeting occur if the merger with Provident Financial Services, Inc. is completed by December 28, 2023?

A:	If the previously announced merger between the Company and Provident Financial Services, Inc. (“Provident”) is completed before December 28, 2023, the Annual Meeting will not occur.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of twelve members. The Board is divided into three equal classes, as nearly equal in number as possible. Each year one class of directors is elected to serve for a three-year term and until their respective successors have been elected and qualified.

The Board of Directors has nominated Mark J. Fredericks, James E. Hanson II, Janeth C. Hendershot and Robert B. Nicholson, III for election as directors at the Annual Meeting, each for a term of office expiring in 2026. Director Robert F. Mangano, who is currently serving as a director and has served as a member of the Board since 2022, will discontinue his service on the Board upon the expiration of his term at the Annual Meeting. Following the Annual Meeting, the size of the Board will be decreased to eleven.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

Board Composition and Qualifications

The Board’s Nominating and Corporate Governance Committee is charged with reviewing the composition of the Board and refreshing it as appropriate. The Board believes that the Company benefits by fostering a mix of experienced directors with a deep understanding of the banking industry and the communities served by Lakeland Bank.

Board Diversity

At the direction of and in coordination with the Board of Directors, the Company has made, and continues to make, significant progress expanding the diversity of its workforce, vendors and suppliers to align more closely with the communities that we serve, as well as establishing diversity goals among our management and associates.

The Board believes that the best decisions are reached after consideration and input is provided from members having a broad array of backgrounds, perspectives, talent and experiences. The Board further believes that its membership should reflect the communities, businesses and consumers served by Lakeland.

While our Board’s commitment to diversity has been demonstrated through these actions, the Board recognized the need to formalize its approach for Board diversity. Last year, the Board directed its Nominating and Corporate Governance Committee to establish a diversity definition, goals and timeframe for increased Board member diversity, which would be informed by and aligned with an updated skills assessment, as well as the practices of peers, the rules being promulgated by the stock exchanges, as well as evolving guidance and stakeholder expectations on Environmental, Social and Governance (“ESG”) practices. To comprehensively assess and address actual or perceived ESG disclosure gaps and ESG expectations of all of its stakeholders, Lakeland engaged Nasdaq’s ESG consulting team. As part of this process, Lakeland has adopted the diversity definition within Nasdaq Listing Rule 5605(f) which, in relevant part, defines diverse board members as individuals who self-identify either as female or as either an underrepresented minority or LGBTQ+. An underrepresented minority is further defined as an individual who self-identifies in one or more of the following groups: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander or two or more races of ethnicities.

As Lakeland already has had a gender diverse Board for over two decades, Lakeland’s Board had prepared, as part of its strategic planning in September 2021, to expand its diversity by 2023, well in advance of the Nasdaq Listing Rule 5605(f)’s August 2025 compliance date, and had directed its Nominating and Corporate Governance Committee to undertake a director search to meet this goal during the second quarter of 2022. The merger with Provident, which was then under consideration, presented Lakeland’s Board with an opportunity to achieve and expand upon its diversity goals in the context of the then planned combination of the two Boards to be completed prior to the close of the merger transaction, originally targeted for early in the second quarter of 2023. See “Nominating and Corporate Governance Committee Matters - Qualifications.”

Compliance with Regulatory Requirements

The Nominating and Corporate Governance Committee considers regulatory requirements affecting directors, including potential competitive restrictions, as well as the other positions the director has held, including other board memberships. No member of the Company’s Board may serve on the board of another financial institution, bank or savings and loan holding company in the Company’s market area.

Shareholder Candidates

The charter of the Nominating and Corporate Governance Committee provides that there will be no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or by management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board.

Age Limits

The Company maintains a mandatory retirement age for its directors, which requires that any director who turns 72 during their term must retire at the next Annual Meeting of Shareholders.

Anti-Pledging Policy and Anti-Hedging Policy

In March 2013, Lakeland’s Board adopted an anti-pledging policy that prohibits future pledging of Lakeland common stock by Lakeland’s executive officers and directors. The policy does not require pre-existing pledges to be unwound. Hedging transactions involving the Company’s securities by directors, officers and employees are also prohibited.

Stock Ownership Requirements

Although the Company’s by-laws provide that the minimum value of Lakeland common stock to be held by directors is $1,000, the Board has adopted Corporate Guidelines that establish a goal that directors own or otherwise control, at a minimum, the number of shares or share equivalents of Lakeland common stock equal to approximately five times (5x) the directors’ annual retainer fee, with new directors attaining that goal within five years. The Compensation Committee periodically reviews this stock ownership goal and has determined that all directors have attained the prescribed goal.

Code of Ethics

The Company has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, a copy of which is posted on our website, https://investorrelations.lakelandbank.com/corporate-governance.

Shareholder Communication with the Board

The Board of Directors has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Board Chair and should be sent to such individual c/o Lakeland Bank, 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Board Chair’s receipt of such a communication, Lakeland’s Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Ordinarily, Board members are encouraged, but not required by any specific Board policy, to attend Lakeland’s Annual Meeting of Shareholders. All of the Board members attended the Company’s 2022 Annual Meeting of Shareholders.

Nominating and Corporate Governance Committee Matters

Nominating and Corporate Governance Committee Charter. The Board has adopted a Nominating and Corporate Governance Committee charter, a copy of which is available on our website, https://investorrelations.lakelandbank.com/corporate-governance.

Independence of Nominating and Corporate Governance Committee Members. All members of the Nominating and Corporate Governance Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the NASDAQ Listing Rules.

Procedures for Considering Nominations Made by Shareholders. The Company’s bylaws and the Nominating and Corporate Governance Committee’s charter describe the procedures for nominations to be submitted by shareholders and other third parties for consideration at an annual meeting, other than candidates who have previously served on the Board or who are recommended by the Board. A nomination must be delivered to the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. For the annual meeting of shareholders to be held in 2024, nominations must be submitted no earlier than August 30, 2024 and no later than September 29, 2024. However, Lakeland does not anticipate holding a 2024 annual meeting of Lakeland shareholders if the previously announced merger between Lakeland and Provident is completed as currently anticipated.

The public announcement of an adjournment or postponement of an Annual Meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The nomination notice must set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) information that will enable the Nominating and Corporate Governance Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications. The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must not serve on the board of any other financial institution, bank or savings and loan company in the Company’s market area;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a willingness and ability to devote the time necessary to carry out the duties and responsibilities of Board membership;

•	must have a desire to ensure that the Company’s operations and financial reporting are affected in a transparent manner and in compliance with applicable laws, rules and regulations;

•	must have a dedication to the representation of the best interests of the Company and all of its shareholders;

•	must have a reputation, in one or more of the communities serviced by Lakeland and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a public corporation and particularly, a bank holding company;

•

must have experience, either as a member of the board of directors of another public or private corporation or in another capacity that demonstrates the nominee’s capacity to serve in a fiduciary position;

•

must recognize and fulfill her/his fiduciary responsibility as a representative of the shareholders in the role of director; have a working knowledge of the business, economic, social, charitable and professional attributes of the communities serviced by the Company and its subsidiaries; and

•	must diligently and honestly administer the affairs of the Company and Lakeland Bank.

A person is not qualified to serve as a director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) is a person against whom a federal or state bank regulatory agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; (3) has been found either by any federal or state regulatory agency whose decision is final and not subject to appeal or by a court to have (a) breached a fiduciary duty involving personal profit or (b) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency; or (4) has been nominated by a person who would be disqualified from serving as a director of this Corporation under this section.

Identification and Evaluation of Candidates for the Board. Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders. As indicated above, the Nominating and Corporate Governance Committee’s charter provides that there will be no differences in the manner in which the Committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individual who has previously served on the Board. The evaluation process for individuals other than existing Board members includes:

•	a review of the information provided to the Nominating and Corporate Governance Committee by the proponent;

•	a review of references from at least two sources determined to be reputable by the Nominating and Corporate Governance Committee; and

•	a personal interview of the candidate,

together with a review of such other information as the Nominating and Corporate Governance Committee shall determine to be relevant.

Shareholder Recommendations. In connection with the 2023 Annual Meeting, the Nominating and Corporate Governance Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of the Company’s common stock for at least one year.

Our Nominees and Continuing Directors

Unless a shareholder either indicates “withhold authority” on their proxy or indicates on their proxy that their shares should not be voted for certain nominees, it is intended that the persons named in the proxy will vote for the election as directors of the four persons named in Board Nominees table below to serve for the terms specified in the Board Nominees table and thereafter until their successors shall have been duly elected and shall have qualified. Each of the Board’s nominees has consented to be named in this proxy statement and to serve as a director of the Company if elected. Discretionary authority is also solicited to vote for the election of a substitute for any of said nominees who, for any reason presently unknown, cannot be a candidate for election.

The Board Nominees table sets forth the names and ages of the nominees for election to the Board of Directors, the year each such person began serving as a director of the Company, the expiration of their respective terms if elected, and the principal committees on which he or she serves. The Continuing Directors table sets forth comparable information with respect to those directors whose terms of office will continue beyond the date of the Annual Meeting. Additional information about the nominees and continuing directors is set forth under “Qualifications of our Board Members and Nominees” below.

Board Nominees				Committee Memberships
Name	Age	Director Since	Expiration of Term if Elected	A	C	G		L	P	R
Mark J. Fredericks	62	1994	2026	A				L	P
James E. Hanson II	65	2018	2026			G				R
Janeth C. Hendershot	68	2004	2026					L		R	*
Robert B. Nicholson, III	59	2003	2026		C	G	*		P

Continuing Directors				Committee Memberships
Name	Age	Director Since	Expiration of Term	A		C		G	L		P		R
Bruce D. Bohuny	55	2007	2024	A		C			L	*
Mary Ann Deacon	71	1995	2024
Brian Flynn	64	2010	2024	A	# *								R
Brian A. Gragnolati	66	2020	2024	A	#			G			P
Lawrence R. Inserra, Jr.	66	2016	2025			C			L		P	*
Robert E. McCracken	65	2004	2025			C	*	G
Thomas J. Shara	65	2008	2025

INDEPENDENCE	ATTENDANCE	A	Audit Committee
All directors, other than Mr. Shara, are independent pursuant to SEC and NASDAQ rules.	All directors attended at least 75% of the meetings of the Board and Committees on which they served in 2022.	C	Compensation Committee
		G	Nominating and Corporate Governance Committee
		L	Loan Review Committee
		P	Policy Committee
		R	Risk Committee
		*	Committee Chair
		#	Financial Expert

Qualifications of our Board Members and Nominees

The Board considered the following attributes of its nominees and continuing directors in determining that each is qualified to serve as a director of the Company:

With respect to our nominees:

Mark J. Fredericks’ experience in business, banking and real estate, as well as his extensive knowledge of the communities in which Lakeland operates, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. Mr. Fredericks’ knowledge of banking comes from his 29-year tenure as a director of Lakeland, during which he has served on several committees. Mr. Fredericks owns and operates three businesses in Lakeland’s markets: he is the President and CEO of Fredericks Fuel and Heating Services, as well as president of Keil Oil Inc. and F&B Trucking Inc. He also is the managing partner of several real estate partnerships in the area. Mr. Fredericks is a lifetime resident and active participant in the communities served by Lakeland, and has been a member of numerous charitable, civic and business organizations over the years. These include his prior service as Trustee of Chilton Memorial Hospital; member and past president of the West Milford Education Foundation and member and past president of the West Milford Rotary Club.

James E. Hanson II has served as President and CEO of The Hampshire Companies, a full service, private real estate investment firm with assets valued at more than $2.3 billion, based in Morristown, New Jersey, since 2005. Mr. Hanson also serves as a non-executive director of United-Hampshire US REIT Management PTE LTD., a Singapore company REIT Manager (50% of which is owned by The Hampshire Companies) that operates as a real estate investment trust that owns and operates U.S.-based shopping, storage, grocery and necessity-based retail properties and which is listed on the Singapore Exchange. He holds a number of leadership positions, both professionally and philanthropically. Mr. Hanson also serves as a Member of the New Jersey State Investment Council since 2010. Mr. Hanson has served as a Commissioner of the Palisades Interstate Park Commission since 1995. Mr. Hanson presently serves as President of the Commission, a position that he previously held between 2000 and 2005 and to which he was re-appointed in September 2021. Mr. Hanson holds a law degree from Vermont Law

School, graduating Magna Cum Laude, and a Bachelor of Arts from Hope College, and subsequently served in a variety of leadership roles at each institution, including as Trustee. He served as Co-Chairman of the Board of Advisors and Executive-in-Residence at Rutgers University School of Business, Center for Real Estate Studies. Mr. Hanson’s extensive knowledge of the commercial real estate markets, his proven business experience and philanthropic leadership led the Board to believe that this individual should serve as a director of Lakeland and Lakeland Bank.

Janeth C. Hendershot has had significant experience in the leadership and management of various corporate entities and operations. She also has experience in managing and controlling risk-taking operations within the insurance industry, and in IT strategy and developments. This experience, as well as her educational background including a degree in economics from Cornell University, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Robert B. Nicholson, III’s business experience with Eastern Propane Corporation, including having served as President and CEO of that entity for 28 years, his educational background in finance and business management, his experience in buying and selling companies and commercial real estate properties and his reputation in the business and local community led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. Mr. Nicholson has been honored with the Outstanding Citizen of the Year award from Sparta Township, as a Distinguished Citizen by the Boy Scouts of America, Patriots Path Council, and the Distinguished Alumni Award from Florida Southern College for outstanding service to his professions and community. Mr. Nicholson is the Past Chairman of the Board of Trustees for the Sussex County New Jersey Chamber of Commerce.

With respect to our continuing directors:

Mr. Bohuny currently is President at Brooks Builders. Mr. Bohuny’s over 20 years of experience in the residential and commercial construction and real estate development fields, and his prior work experience in the equity and fixed income markets and service on various educational and philanthropic boards including the StonyBrook School, Eastern Christian School, Christian Healthcare Center, New Canaan Society and NextGen Board Leaders Advisory Council, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Ms. Deacon is the current Board Chair of Lakeland and Lakeland Bank, as well as Secretary/Treasurer of Deacon Homes, Inc. Ms. Deacon’s over 40 years of extensive experience in the real estate development process, building contracting, property management and sales, her service to a number of community associations, her reputation in the broader business community as well as in the local real estate markets and her dedication to Lakeland and Lakeland Bank led the Board to conclude that this individual should serve as a director of Lakeland. Ms. Deacon is responsible for the planning and administration of numerous operating companies and four condominium associations. Her past participation in the state and local real estate associations includes leadership positions and committee experience in ethics, professional standards, strategic planning and governance. Ms. Deacon is committed to enhancing her professional participation as a director of Lakeland and frequently attends continuing education seminars and institutes applicable to directors of banks and bank holding companies. During her 28-year tenure at Lakeland, she has served on every committee of the Board. In January 2010, she was elected Vice Chair of the Board of Lakeland and Lakeland Bank and elected Board Chair of Lakeland and Lakeland Bank in May 2011.

Mr. Flynn is a Partner at PKF O’Connor Davies, LLP, one of the largest regional accounting firms in the tri-state area. He received his Bachelor of Science Degree, cum laude, from Monmouth College. With over 30 years of experience as a practicing CPA, Mr. Flynn brings in-depth knowledge of generally accepted accounting principles and auditing standards to our Board. He has worked with audit committees and boards of directors in the past, including previously serving on the Boards of TD Banknorth, Inc. and Hudson United Bancorp, and provides Lakeland’s Board of Directors and its Audit Committee with extensive experience in auditing and preparing financial statements. For these reasons, the Board has concluded that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Gragnolati has served as the President and CEO of Atlantic Health System since 2015. Atlantic Health System is a not-for-profit private healthcare company that operates hospitals and health care facilities throughout New Jersey. He also serves as a Past Chairman of the Board of the American Hospital Association, a nationwide organization that represents and advocates on behalf of hospitals, health care systems, networks, other providers of care and individual members. He also previously served on the board of Paper Mill Playhouse and is a proponent of their work in arts accessibility, which makes theater available to audience members with cognitive and developmental disabilities. Prior to joining Atlantic Health System, Mr. Gragnolati served as Senior Vice President, Community Division of Johns Hopkins Medicine, and President and CEO of Suburban Hospital and, before that, held executive positions at WellSpan Health, the Medical Center Hospital of Vermont, and Baystate Medical Center in Springfield, Massachusetts. Mr. Gragnolati holds a bachelor’s degree in Health Systems Analysis from the University of Connecticut, an MBA from Western New England College, and an Executive Leadership Certificate from the JFK School at Harvard University. Mr. Gragnolati’s experience in business, executive management and finance, as well as his familiarity with and leadership of not-for-profit organizations, has led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Inserra joined the Lakeland and Lakeland Bank Boards of Directors upon the closing of the mergers with Pascack Bancorp, Inc. and Pascack Community Bank in 2016. He previously had served as a director of Pascack Bancorp, Inc. and Pascack Community Bank. Mr. Inserra is Chairman of the Board and CEO of Inserra Supermarkets, Inc., a family-owned business founded in 1954 and one of the largest supermarket chains in the metropolitan area, which owns and operates numerous ShopRite stores throughout New Jersey and New York. Mr. Inserra also holds a number of leadership positions, both professionally and philanthropically, including board member and treasurer of Wakefern Food Corporation. In 2013, he was named Chairman of the Board of Governors at Hackensack University Medical Center (HUMC) after serving as First Vice Chairman and Chairman of the Human Resources Committee at HUMC. Mr. Inserra received a Bachelor of Science in business and economics from Lehigh University. Mr. Inserra’s business experience, philanthropic endeavors and knowledge of Lakeland’s markets led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. McCracken is the sole managing member and owner of REM, LLC, the President of Wood Funeral Home and Smith-McCracken Funeral Home. Mr. McCracken’s knowledge of the banking industry, his over 20 years of service on the boards of various banks (including serving on Lakeland’s Board since 2004 and Lakeland Bank’s Board since 2008), his business experience as an owner and operator of various businesses and real estate within Lakeland’s footprint, his reputation in the community as a lifelong resident within Lakeland’s footprint, his many long standing relationships with Lakeland’s non-institutional shareholder base and his involvement in many non-profit and local charities, including serving as former Board Chairman of Newton Memorial Hospital, now known as the Newton Medical Center, and presently as Chairman of the Atlantic Health System Board, as well as on the boards of other local organizations, led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank.

Mr. Shara’s over 40 years of experience in the banking industry, his stature and reputation in the banking and local community, and his service as President and CEO of Lakeland and Lakeland Bank since April 2008 led the Board to conclude that this individual should serve as a director of Lakeland and Lakeland Bank. His knowledge and understanding of all facets of the business of banking, the leadership he has demonstrated at Lakeland and at prior institutions and his involvement in charitable and trade organizations make him extremely valuable as a Board member. Mr. Shara serves on the Board of Directors of the Commerce and Industry Association of New Jersey, the Board of Trustees of the Boys and Girls Club of Paterson and Passaic, New Jersey and the Board of Trustees of the Chilton Hospital Foundation. He also serves on the Board of Governors of the Ramapo College Foundation. Mr. Shara earned a Master’s Degree in Business Administration and a Bachelor of Science Degree from Fairleigh Dickinson University. Mr. Shara is a Past Chairman of the New Jersey Bankers Association.

Qualifications of our Executive Officers

In addition to Mr. Shara, whose qualifications are listed above, the Company’s Executive Officers are:

Thomas F. Splaine, 58, a Certified Public Accountant, has been Executive Vice President and Chief Financial Officer of the Company and the Bank since March 2017. He joined Lakeland in 2016 as First Senior Vice President and Chief Accounting Officer of the Company and the Bank. Prior to joining Lakeland, Mr. Splaine had been employed at Investors Bancorp, Inc. since 2004 and served in roles as Senior Vice President—Chief Financial Officer, Financial Planning and Analysis and Investor Relations of Investors Bancorp, Inc.

Ronald E. Schwarz, 68, has served as Senior Executive Vice President and Chief Operating Officer of the Company and the Bank since 2017. Since joining the Company in 2009, Mr. Schwarz has served as Senior Executive Vice President and Chief Revenue Officer of the Company and the Bank and Executive Vice President and Chief Retail Officer of the Company and the Bank.

Timothy J. Matteson, Esq., 54, has served as Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of the Company since 2017. In 2012, Mr. Matteson was named Executive Vice President, General Counsel and Corporate Secretary of the Company. He joined the Company in 2008 as Senior Vice President and General Counsel.

James M. Nigro, 56, joined Lakeland in 2016 and serves as Executive Vice President, Chief Risk Officer of the Company. Previously, Mr. Nigro was Senior Vice President and Credit Risk Manager of The Provident Bank from 2013 to 2016.

Paul Ho Sing Loy, 62, is Executive Vice President and Chief Information Officer of the Company since 2019 and, of the Bank, since 2017. Previously Mr. Ho Sing Loy served as Senior Vice President and Director of Business Solutions of Associated Bank since 2012.

Ellen Lalwani, 60, has served as Executive Vice President and Chief Banking Officer of the Company and the Bank since 2020. Employed by the Bank since 2008, Ms. Lalwani has served as Executive Vice President and Chief Retail Officer of the Company and the Bank and Senior Vice President and Director of Retail Sales of the Bank.

John F. Rath, III, 65, has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since 2018. Mr. Rath has been with the Bank since 2015, having served as First Senior Vice President, Commercial and Industrial Lending Group Manager and Senior Vice President, Commercial and Industrial Lending, Hudson Valley, New York.

Board Meetings - Independence

Chair:	Mary Ann Deacon

Meetings:	13 meetings held in 2022

The full Board holds 10 regular meetings each year, supplemented by calls and special meetings as needed. The Board also holds an annual strategy session and conducts annual self-evaluations.

Independence: The Board has determined that the following current members of the Board satisfy the NASDAQ definition of independence: Bruce D. Bohuny, Mary Ann Deacon, Brian Flynn, Mark J. Fredericks, Brian A. Gragnolati, James E. Hanson II, Janeth C. Hendershot, Lawrence R. Inserra, Jr., Robert E. McCracken and Robert B. Nicholson, III. The Board has determined that Thomas J. Shara, as an executive and employee of the Company, is not independent.

In addition, the Board has determined that all of the members of the Audit Committee meet the definition of independence imposed by the Nasdaq Marketplace Rules and SEC Rule 10A-3 with respect to members of the Audit Committee.

Board Leadership Structure and Role in Risk Oversight

The Company currently has, and historically has had, a Board Chair separate from the Chief Executive Officer. The Board believes it is important to have an independent director in a Board leadership position at all times in order to provide leadership for the Board. Having an independent Board Chair enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Board Chair also serves as a liaison between the Board and senior management. The Company’s Board has determined that the current structure, with an independent Board Chair separate from the Chief Executive Officer, is the most appropriate structure at this time, as it ensures that there will be an independent director in a Board leadership position at all times.

The full Board of Directors is responsible for and regularly engages in discussions about risk management and receives reports on this topic from executive management and other officers of the Company. In June 2018, the Board established a separate standing Risk Committee to assist and facilitate its risk oversight responsibilities, including overseeing the Company’s enterprise-wide risk management framework and monitoring certain risk management activities designed to ensure the Company operates within risk parameters established by the Board.

Environmental, Social and Governance (ESG) Matters and Board Oversight

Summary

With deep roots in our communities, Lakeland Bank has shared and advanced the societal goals and aspirations of our customers, shareholders and associates for over half a century. We previously formalized our Environmental, Social and Governance (ESG) strategy in 2022 to serve and support our communities and stakeholders and to provide for enhanced disclosure in a wide range of areas, such as business ethics; diversity, equity and inclusion; employee well-being; climate change; access to financial services; data protection and cyber security; among many others. We understand that ESG related policies and actions not only affect the well-being of people, communities and society, but also have implications for risk mitigation and long-term financial performance and value. Some of these initiatives can be viewed under the “Corporate Social Responsibility” section of our website, which we have updated in order to share our ongoing short, medium and long term ESG disclosure plan to increase transparency around our efforts.

The Board of Directors has delegated oversight of our ESG program and strategy to the Nominating and Corporate Governance Committee, with the execution of our ESG plan coordinated through our ESG Committee, a management committee with interdisciplinary representation advised by members of Nasdaq’s ESG consultancy group.

Human Capital Management

The success of our business is highly dependent on our associates, who are dedicated to our mission to inspire and enable the communities we serve to achieve financial stability and success. We seek to hire well-qualified associates to sustain and build on our culture of service and performance. Our selection and promotion processes are without bias and include the active recruitment of minorities and women. None of our associates are covered by a collective bargaining agreement.

We encourage the growth and development of our associates and, whenever possible, seek to fill positions by promotion and transfer from within the Company. Continual learning and career development are advanced through annual performance and development conversations between associates and their managers, internally developed training programs, customized corporate training engagements and educational reimbursement programs. Our Leader Engagement and Development (LEAD) Program was launched in 2018 to foster leadership abilities and cultivate effective management approaches. To date, 68 associates have completed the program. Reimbursement is available to associates enrolled in pre-approved degree or certification programs at accredited institutions that teach skills or knowledge relevant to our business, and for seminars, conferences and other training events associates attend in connection with their job duties or professional certification requirements.

The safety, health and wellness of our associates is a top priority and follows our focus of maintaining associate safety while continuing successful operations. On an ongoing basis, we promote the health and wellness of our associates by strongly encouraging work-life balance, offering flexible work schedules, keeping the associate portion of health care premiums to a minimum and sponsoring various wellness programs, through which associates are encouraged to incorporate healthy habits into their daily routines.

Associate retention helps us operate efficiently and achieve our business objectives. We provide competitive wages, annual bonuses, stock awards, a 401(k) Plan with an employer matching contribution, healthcare and insurance benefits, health savings, flexible spending accounts, paid time off, family leave and an employee assistance program. At December 31, 2022, approximately 31% of our team had been with us for 10 years or more.

Diversity, Equity and Inclusion

We know that Lakeland’s continued success is dependent on having a workforce that reflects and represents our communities’ diverse backgrounds, experiences and perspectives.

In 2020, we appointed our first Chief Diversity Officer, with a mandate to focus on and expand workforce, vendor/supplier and leadership diversity, among other vital issues. We sponsor Share Your Voice “listening” roundtables for associates, with the assistance of outside experts, and launched a Cultural Connections newsletter. A Diversity Task Force was created to provide associates further opportunities for input into relevant issues, access to information and assistance on topics ranging from diversity to wellness, parenting and other personal issues and concerns.

To further expand diversity in our workforce, we partnered on recruitment efforts with organizations such as the African American, Hispanic and New Jersey LGBT chambers of commerce, which have led to an increase in hiring diverse talent. The fourth class of our LEAD Program graduated in 2022; the program continues to be an important tool for fostering the leadership abilities and management potential of diverse members of our team.

A survey of Lakeland associates in 2022 found that 93% believe we are committed to diversity and 93% agree we are making progress with our initiatives. We are encouraged by these findings and committed to moving our efforts forward.

A leader in gender diversity, Lakeland’s Board of Directors has had female representation for over two decades and female Board leadership, through our current Board Chair, Mary Ann Deacon, for over a decade. At December 31, 2022, the Company employed 910 associates, including 51 part-time associates, of which approximately 68% are women.

Lakeland’s Board of Directors believes that the best decisions are reached after consideration and input is provided from members having a broad array of backgrounds, perspectives, talent and experience. With this guidance, Lakeland’s Board directed its Nominating and Corporate Governance Committee to establish a diversity definition, goals and timeframe for increased Board member diversity, which would be informed by and aligned with an updated skills assessment, and stakeholder expectations. Having now adopted the diversity definition within Nasdaq Listing Rule 5605(f), Lakeland’s Board plans to achieve its diversity goals through the pending merger with Provident and the director selection process planned for combining both company’s Boards in advance of the Nasdaq Listing Rule 5605(f)’s August 2025 compliance date.

Community Reinvestment Act Rating

Lakeland is extremely proud of our “Outstanding” Community Reinvestment Act rating received from the Federal Deposit Insurance Corporation (“FDIC”) in October 2020, a rating that we have maintained since 2005.

The Community Reinvestment Act is intended to encourage depository institutions to help meet the credit needs of the communities in which they operate, including low- and moderate-income neighborhoods, consistent with safe and sound banking operations. The rating is based upon an assessment of three categories: lending, investment, and services. Included in the assessment are bank practices such as mortgage lending, small business lending, community development lending, investments and services to communities, along with associate community involvement. This rating is considered when regulators review institutions’ applications for deposit facilities and mergers and acquisitions.

Community Engagement

A key element of our mission is to encourage the stability and success of our communities. Through its philanthropic efforts, Lakeland supports a variety of community organizations that provide healthcare, economic assistance, education and other vital resources. Some of our more significant community-oriented efforts include contributions for inner-city pediatric dentistry services; support for a community college technical training program; and our annual Scholarship Golf Outing, which aids local students who are pursuing higher education. In addition, through the efforts of our Healthcare Banking team, Lakeland provided millions of dollars in credit, as well as other financial services, to enable the work of assisted living and memory care facilities, ambulatory surgical centers, medical practices, behavioral health and substance abuse centers, and other healthcare providers across our market area.

Further information related to Lakeland’s support of its communities through volunteerism and philanthropic activities can be found on the “Corporate Social Responsibility” section of our website.

Data Privacy and Cyber Security

Maintaining the security, availability and integrity of our customers’ private information is of paramount importance to our entire Lakeland team. We have integrated corporate policies and operating procedures that govern how we collect, use, retain and protect private and personal data of our customers and other stakeholders; manage and monitor third-party risk; and ensure operational continuity and recovery through resiliency planning and testing.

With oversight from our Board, directly and through its Risk Committee chaired by an independent director, Lakeland’s cybersecurity program utilizes multiple levels of preventive and detective tools, rigorous systems testing, vulnerability and software patch management, and a dedicated information security team led by our Chief Information Security Officer, who reports to our Chief Risk Officer.

Activities within our information security program include engaging third parties to conduct internal and external system penetration testing and internal security risk assessments; updating our incident response program to ensure a coordinated response by internal and external team members to mitigate the impact of, and recover from, any cyber-attacks, including communications to internal and external customers and other stakeholders; mandatory annual training in information security for our associates; and periodically conducting exercises to raise data security awareness.

Related Party Transactions

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Regulations also permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended in the ordinary course of business to executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, with the exception of waiving certain fees. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. However, the prohibitions of Section 402 do not apply to loans made by a depository institution, such as Lakeland Bank, that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. The Audit Committee and the Board review related party transactions, the disclosure of which is required under SEC rules.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions. By “related party transaction,” we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand. The procedures provide that:

•	related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $5,000 is automatically deemed to be pre-approved by the Audit Committee, which transactions are reviewed and approved at the next Audit Committee meeting;

•

either the Chair or Vice Chair of the Audit Committee is authorized to approve, prior to payment, related party transactions over $5,000 but not exceeding $10,000, and may override any previously approved transaction; and

•	related party transactions over $10,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

In general, the Audit Committee reviews related party transactions on a quarterly basis.

Board Committees

Audit

Chair:	Brian Flynn (audit committee financial expert as defined in SEC rules)

Other Members:	Bruce D. Bohuny
Mark J. Fredericks
Brian A. Gragnolati (audit committee financial expert as defined in SEC rules)

Primary responsibilities: Reviewing the reports submitted by the Company’s independent registered public accounting firm and internal auditor and reporting to the Board on significant audit and accounting principles, policies and practices related to the Company.

The Audit Committee has the authority to hire outside experts and consultants as it deems appropriate in carrying out its responsibilities.

Meetings:	4 meetings held in 2022

Compensation

Chair:	Robert E. McCracken

Other Members:	Bruce D. Bohuny
Lawrence R. Inserra, Jr.
Robert B. Nicholson, III

Primary responsibilities: Making recommendations to the Board concerning compensation for the Company’s executive officers and directors; administering the Company’s equity incentive plans; and oversight of all incentive plans.

Meetings:	6 meetings held in 2022

Nominating and Corporate Governance

Chair:	Robert B. Nicholson, III

Other Members:	Brian A. Gragnolati
James E. Hanson II
Robert E. McCracken

Primary responsibilities: Interviewing potential candidates for election to the Board and nominating individuals each year for election to the Board; providing oversight of the Company’s ESG programs and related disclosures; and developing, recommending to the Board and reviewing annually the Board’s Corporate Governance Guidelines, including the Code of Ethics.

Meetings:	4 meetings held in 2022

Loan Review Committee

Chair:	Bruce D. Bohuny

Other Members:	Mark J. Fredericks
Janeth C. Hendershot
Lawrence R. Inserra
Robert F. Mangano

Primary responsibilities: Ensuring that the Company’s credit process and loan portfolio composition are consistent with and conform to the Company’s lending philosophy, policies and risk appetite.

Meetings:	3 meetings held in 2022

Policy Committee

Chair:	Lawrence R. Inserra

Other Members:	Mark J. Fredericks
Brian A. Gragnolati
Robert B. Nicholson, III

Primary responsibilities: Ensuring that the Company’s oversight and approval of its policies are administered in a safe and sound manner and in accordance with legal and regulatory requirements.

Meetings:	4 meetings held in 2022

Risk Committee

Chair:	Janeth C. Hendershot

Other Members:	Brian Flynn
James E. Hanson II
Robert F. Mangano

Primary responsibilities: Assisting the Board in fulfilling its oversight responsibilities with respect to the Company’s management of significant risks affecting its business.

Meetings:	4 meetings held in 2022

In addition to the foregoing, the Board maintains an Independent Directors Committee, consisting of independent non-management directors, which met 7 times in 2022.

Board and Committee Self Assessments

The Board and each of the Committees undertake an annual self-assessment process. Each director is asked to complete a Board self-assessment questionnaire as well as a separate self-assessment questionnaire for each of the Committees on which she or he serves. The questionnaires solicit information on effectiveness and compliance with the relevant Committee charter, identifying specific issues and their relative priorities and enhancing written and oral communication. The results of the assessments are discussed by the Board and various Committee members in order to enhance the effectiveness of the Board and Committees and the resulting contributions made by each director.

Audit Committee Matters

Audit Committee Charter. The Audit Committee performed its duties during 2022 under a written charter approved by the Board of Directors. A copy of the current Audit Committee charter is available to shareholders on the Company’s website, https://investorrelations.lakelandbank.com/corporate-governance.

Independence of Audit Committee Members. Lakeland’s common stock is listed on the NASDAQ Global Select Market and Lakeland is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be “independent directors” pursuant to the definition contained in Rule 5605(a)(2) of the NASDAQ Listing Rules and under the SEC’s Rule 10A-3.

Audit Committee Report. Management has the primary responsibility for Lakeland’s internal control and financial reporting process, and for making an assessment of the effectiveness of Lakeland Bancorp’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Lakeland’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue an opinion on those financial statements, and for providing an opinion on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee the processes.

In connection with the preparation and filing of Lakeland’s Annual Report on Form 10-K for the year ended December 31, 2022, the Audit Committee:

1.	reviewed and discussed the audited financial statements with Lakeland’s management;

2.	discussed with Lakeland’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 1301;

3.

received and reviewed the written disclosures and the letter from Lakeland’s independent registered public accounting firm mandated by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Lakeland; and

4.	based on the review and discussions referred to above, recommended to the Board that the audited financial statements be included in the 2022 Annual Report on Form 10-K for filing with the SEC.

By:	The Audit Committee of the Board of Directors:

Brian Flynn, Chair

Bruce D. Bohuny

Mark J. Fredericks

Brian A. Gragnolati

Audit Fees and Related Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

The following table sets forth a summary of the fees billed or expected to be billed to the Company by KPMG for professional services rendered for the years ended December 31, 2022 and December 31, 2021.

	Fees for
Fee Category	2022	2021
Audit Fees	$1,125,000	$780,000
Audit-Related Fees	60,000	275,000
Tax Fees	144,555	131,420
All Other Fees	69,287	—

Audit Fees. Audit fees consist of the aggregate fees billed or expected to be billed to the Company for the audit of the financial statements included in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2022 and December 31, 2021 and review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during 2022 and 2021.

Audit-Related Fees. Audit-related fees consist of the aggregate fees billed for assurance and related services which are reasonably related to the performance of the audit or review of the Company’s financial statements but are not reported under the immediately preceding paragraph. Audit-related fees for 2021 includes work done in conjunction with Lakeland’s subordinated debenture offering.

Tax Fees. Tax fees consist of the aggregate fees billed or expected to be billed for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees. All other fees consist of the aggregate fees billed for all services not covered in the immediately three preceding paragraphs. These fees included an analysis of the allowance for credit losses on investment securities.

Other Matters. The Company’s Audit Committee has determined that the provision of all services provided by the Company’s principal independent accountants during the years ended December 31, 2022 and December 31, 2021 is compatible with maintaining the independence of the Company’s principal independent accountants.

The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to the Company. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants and management may also present additional services for pre-approval. All of the services provided by KPMG for the years ending December 31, 2022 and 2021 described above were pre-approved by the Audit Committee.

Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

Relationship with Independent Accountants

KPMG, which became the independent accountants of the Company beginning with the financial statements for the year ended December 31, 2013, was engaged as the Company’s independent accountants for 2023. See Proposal 3. It is anticipated that a representative of KPMG will be present at the Annual Meeting and will be available to answer questions.

Compensation Committee Matters

The Board has determined that each member of the Compensation Committee is independent as defined in the Nasdaq corporate governance listing rules and SEC Rule 10C-1. The Compensation Committee’s Charter is posted on the Investor Relations page of the Company’s website, https://investorrelations.lakelandbank.com/corporate-governance.

Authority, Processes and Procedures. Our Compensation Committee is responsible for administering our employee benefit plans, for establishing and recommending to the Board the compensation of our President and Chief Executive Officer (CEO) and for reviewing and recommending to the Board for approval the compensation programs covering our other executive officers. Our Compensation Committee also establishes policies and monitors compensation for our employees in general. While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members. Mr. Shara (our President and CEO) participated in Committee deliberations regarding the compensation of other executive officers, but did not participate in deliberations regarding his own compensation. The CEO; Chief Operating Officer (COO); Chief Administrative Officer, General Counsel and Corporate Secretary; and Chief Human Resources Officer assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO and COO participate in Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial or operational information. The Compensation Committee also has the authority to hire compensation consultants and other professionals to assist it in carrying out its duties.

Consultants. During our fiscal year ended December 31, 2022, the Compensation Committee retained the services of Aon Human Capital Solutions (formerly known as McLagan), a division of Aon PLC (“Aon”), to provide independent executive compensation advice and market compensation information. See “Executive Compensation - Compensation Discussion and Analysis” for a description of the services provided by Aon during 2022.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is or has been an officer or employee of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Directors’ Compensation

During 2022, each non-employee director received: (i) a $40,000 per annum retainer, payable in quarterly increments of $10,000 each; (ii) $3,000 per Board meeting attended; (iii) $30,000 in restricted stock granted at the beginning of the year with a vesting period of one year, except Ms. Deacon who received $50,000 in restricted stock (having opted to receive $20,000 of the $100,000 Chair stipend in the form of restricted stock, rather than receiving the full amount in cash); and (iv) a $5,000 annual fee for the chairs of the Directors’ Loan Review Committee, Policy Committee and Risk Committee and a $7,500 annual fee for the chair of the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee. No fees were paid to non-chair Board committee members for committee service.

Additionally, the Board liaisons to the Executive Loan Committee, a management committee, each received $5,000 annual stipends for such service.

Directors are also reimbursed for expenses for attending seminars and conferences that relate to continuing director and governance education.

The Board of Directors establishes non-employee director compensation based on recommendations of the Compensation Committee. The Compensation Committee, on not less than an annual basis, engages the services of a compensation consultant and its external surveys to assist in the Committee’s review of director compensation.

The following table sets forth certain information regarding the compensation we paid to each non-employee director of the Company during 2022. See the “Summary Compensation Table” for information regarding Mr. Shara.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
Bruce D. Bohuny	81,000	30,000	2,032	866	113,898
Mary Ann Deacon	156,000	50,000	4,995	1,443	212,438
Brian Flynn	83,500	30,000	—	866	114,366
Mark J. Fredericks	76,000	30,000	1,567	866	108,433
Brian A. Gragnolati	76,000	30,000	—	866	106,866
James E. Hanson II	81,000	30,000	—	866	111,866
Janeth C. Hendershot	81,000	30,000	3,697	866	115,563
Lawrence R. Inserra, Jr.	81,000	30,000	—	866	111,866
Robert F. Mangano	76,000	30,000	—	866	106,866
Robert E. McCracken	83,500	30,000	3,738	866	118,104
Robert B. Nicholson, III	83,500	30,000	2,685	866	117,051

(1)	The aggregate grant date fair value in accordance with FASB ASC Topic 718.
(2)

The aggregate change in the present value of each director’s accumulated benefit in our Directors’ Deferred Compensation Plan from the measurement date used for preparing our 2021 year-end financial statements to the measurement date used for preparing our 2022 year-end financial statements. The Directors’ Deferred Compensation Plan is our only defined benefit and actuarial plan in which directors participated in 2022. There were no above-market earnings on such deferred compensation in 2022.

(3)	Cash dividends paid on restricted stock for each director.

At December 31, 2022, each of the non-employee directors in the table above held the following aggregate number of restricted stock awards. The shares of restricted stock in the table below vested in full on January 19, 2023.

Name	Stock Awards
Bruce D. Bohuny	1,519
Mary Ann Deacon	2,532
Brian Flynn	1,519
Mark J. Fredericks	1,519
Brian A. Gragnolati	1,519
James E. Hanson II	1,519
Janeth C. Hendershot	1,519
Lawrence R. Inserra, Jr.	1,519
Robert F. Mangano	1,519
Robert E. McCracken	1,519
Robert B. Nicholson, III	1,519

Stock Option and Stock Award Program

The shareholders of the Company approved the 2018 Omnibus Equity Incentive Plan, as described below in “Compensation Discussion and Analysis” at the annual meeting of shareholders on May 9, 2018. Directors are eligible to participate in the 2018 Omnibus Equity Incentive Plan. Under this plan, officers and directors are eligible to receive awards of restricted stock and stock options to purchase shares of Lakeland Bancorp common stock (at an exercise price of no less than the market price of the common stock at the time of grant). During the year ended December 31, 2022, directors received restricted stock as described in the table above. No stock options were granted during 2022.

Director Deferred Compensation Plan

The Board of Directors maintains the Directors’ Deferred Compensation Plan, for eligible directors who became members of the Board on or before December 31, 2008. The plan provides that any director having completed five years of service on Lakeland’s Board of Directors may retire and continue to be paid for a period of ten years at a rate ranging from $5,000 to $17,500 per annum, depending upon years of credited service. This plan is unfunded. Despite serving as a director of the Company since April 2008, Mr. Shara elected not to participate in the Directors’ Deferred Compensation Plan.

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Directors and Executive Officers. The following table shows the beneficial ownership of the Company’s common stock at November 1, 2023 by (i) each of the Company’s directors and nominees, (ii) each of the Company’s Named Executive Officers and (iii) the Company’s current directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Class (2)
Directors and Nominees
Bruce D. Bohuny (3)	66,119	0.10%
Mary Ann Deacon (4)	428,095	0.66%
Brian Flynn (5)	46,216	0.07%
Mark J. Fredericks (6)	336,022	0.52%
Brian A. Gragnolati (7)	28,203	0.04%
James E. Hanson II (8)	147,105	0.23%
Janeth C. Hendershot (9)	293,844	0.45%
Lawrence R. Inserra, Jr. (10)	79,158	0.12%
Robert Mangano (11)	767,619	1.18%
Robert E. McCracken (12)	145,640	0.22%
Robert B. Nicholson, III (13)	198,456	0.31%
Thomas J. Shara (14)	436,977	0.67%
Named Executive Officers (see above for Mr. Shara)
Thomas F. Splaine, Jr. (15)	43,958	0.07%
Ronald E. Schwarz (16)	89,436	0.14%
Timothy J. Matteson (17)	54,663	0.08%
James M. Nigro (18)	55,185	0.08%
All directors and current executive officers as a group (18 persons) (19)	3,304,013	5.08%

(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. Restricted shares may be voted and are included. Shares subject to restricted stock units (“RSUs”) are not outstanding, have no voting rights and are not included in the table except to the extent that the RSUs are vested and the vesting date occurs on or before November 17, 2023.

(2)

For all directors and executive officers as a group, a total of 65,030,275 shares of the Company’s common stock was used in calculating the percentage of the class owned, representing 65,030,275 shares outstanding as of November 1, 2023, plus no RSUs that vest on or before November 17, 2023.

(3)

Includes 11,912 shares held by the Bohuny Family LLC of which Mr. Bohuny is a passive member; 637 shares held by Mr. Bohuny’s spouse; 2,091 shares held by Mr. Bohuny as custodian for his children; and 1,671 shares subject to restricted stock awards that have not yet vested.

(4)

Includes 20,435 shares held in the name of Ms. Deacon’s spouse; 263,032 shares held in the name of the Philip Deacon Limited Partnership; 96,177 shares held by the Deacon Homes, Inc. Profit Sharing Plan of which Ms. Deacon is a trustee; 6,400 held in an account over which Ms. Deacon has a power of attorney, 2,702 held in by Deacon Family Foundation, Inc. of which Ms. Deacon is a trustee and 2,785 shares subject to restricted stock awards that have not yet vested.

(5)	Includes 1,671 shares subject to restricted stock awards granted to Mr. Flynn that have not yet vested.
(6)

Includes 53,785 shares owned by Mr. Fredericks’ spouse; 11,114 shares owned jointly by Mr. Fredericks and his spouse; 44,195 shares held by Mark J. Fredericks as Trustee for the Fredericks Fuel & Heating Service Profit Sharing Plan; 23,515 shares held by Fredericks Fuel & Heating Service of which Mark Fredericks is President; and 1,671 shares subject to restricted stock awards that have not yet vested. Includes 200,000 shares pledged as security for loan obligations.

(7)	Includes 22,355 shares owned jointly by Mr. Gragnolati and his spouse and 1,671 shares subject to restricted stock awards granted to Mr. Gragnolati that have not yet vested.
(8)

Includes 62,663 shares held by Ledgewood Employees Retirement Plan, 42,110 shares held by The Hampshire Foundation and 11,060 shares held by the Wickshire Financial Corporation in which Mr. Hanson has beneficial interest, and 1,671 shares subject to restricted stock awards that have not yet vested.

(9)	Includes 30,412 shares owned by the estate of Ms. Hendershot’s father, for which Ms. Hendershot is executor, and 1,671 shares subject to restricted stock awards that have not yet vested.
(10)	Includes 1,671 shares subject to restricted stock awards granted to Mr. Inserra that have not yet vested.
(11)	Includes 696 shares subject to restricted stock awards granted to Mr. Mangano that have not yet vested.
(12)

Includes 34 shares owned jointly by Mr. McCracken and his spouse; 5,416 shares held as custodian for his children; 74,925 shares held by REM, LLC of which Mr. McCracken is sole managing member; and 1,671 shares subject to restricted stock awards that have not yet vested.

(13)	Includes 1,671 shares subject to restricted stock awards granted to Mr. Nicholson that have not yet vested.
(14)

Includes 416,025 shares owned jointly by Mr. Shara and his spouse; 1,904 shares held as custodian for his child; and 752 shares held by a family partnership of which Mr. Shara and his spouse are general partners or trustees. Excludes 141,813 shares subject to RSUs that have not yet vested. See “Outstanding Equity Awards at December 31, 2022” for additional information regarding the RSUs.

(15)	Excludes 47,075 shares subject to RSUs that have not yet vested for Mr. Splaine. See “Outstanding Equity Awards at December 31, 2022” for additional information regarding the RSUs.
(16)	Excludes 40,727 shares subject to RSUs that have not yet vested for Mr. Schwarz. See “Outstanding Equity Awards at December 31, 2022” for additional information regarding the RSUs.
(17)	Excludes 42,398 shares subject to RSUs that have not yet vested for Mr. Matteson. See “Outstanding Equity Awards at December 31, 2022” for additional information regarding the RSUs.
(18)	Excludes 24,955 shares subject to RSUs that have not yet vested for Mr. Nigro. See “Outstanding Equity Awards at December 31, 2022” for additional information regarding the RSUs.
(19)	Excludes an aggregate of 368,337 shares subject to RSUs that have not yet vested.

Principal Shareholders. The following table contains information about the beneficial ownership at October 31, 2023 by persons or groups that beneficially own 5% or more of the Company’s common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,600,511	(1)	10.1%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	3,675,234	(2)	5.7%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	3,707,287	(3)	5.7%

(1)

Pursuant to a filing made by BlackRock, Inc. with the Securities and Exchange Commission on November 7, 2023, BlackRock, Inc. had sole power to vote or direct the vote with respect to 6,269,928 shares and sole dispositive power with respect to 6,600,511 shares at October 31, 2023.

(2)

Pursuant to a filing made by Dimensional Fund Advisors LP (“Dimensional Fund Advisors”) with the Securities and Exchange Commission on February 14, 2023, Dimensional Fund Advisors has sole power to vote or direct the vote with respect to 3,604,127 shares and sole dispositive power with respect to 3,675,234 shares at December 31, 2022. The filing further states that the securities reported in the filing are owned by various investment companies, trusts and accounts (collectively, the “Funds”), and that Dimensional Fund Advisors disclaims beneficial ownership of such securities.

(3)

Pursuant to a filing made by The Vanguard Group on February 9, 2023. The Vanguard Group has shared power to vote or direct the vote with respect to 46,770 shares and sole dispositive power with respect to 3,606,886 shares and shared dispositive power with respect to 100,401 shares at December 31, 2022.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder require Lakeland’s directors, executive officers and 10% shareholders to file with the SEC certain reports regarding such persons’ ownership of Lakeland’s securities. Lakeland is required to disclose any failures to file such reports on a timely basis. Based solely upon a review of the copies of the forms or information furnished to Lakeland, Lakeland believes that during 2022, all filing requirements applicable to its directors and executive officers were satisfied on a timely basis.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion provides an overview and analysis of the Compensation Committee’s philosophy and objectives in designing the Company’s compensation programs as well as the compensation determinations relating to our Named Executive Officers, or NEOs. This discussion should be read together with the compensation tables for our NEOs, which can be found following this discussion.

For 2022, our NEOs were:

Name	Title

Thomas J. Shara	President and Chief Executive Officer of Lakeland and Lakeland Bank

Thomas F. Splaine, Jr.	Executive Vice President and Chief Financial Officer of Lakeland and Lakeland Bank

Ronald E. Schwarz	Senior Executive Vice President and Chief Operating Officer of Lakeland and Lakeland Bank

Timothy J. Matteson	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary of Lakeland and Lakeland Bank

James M. Nigro	Executive Vice President, Chief Risk Officer of Lakeland and Lakeland Bank

Executive Summary

Our 2022 performance highlights include:

•

Net income for the year ended December 31, 2022 was $107.4 million, or $1.63 per diluted share, compared to $95.0 million, or $1.85 per diluted share, for 2021. Financial results for 2022 were favorably impacted by an increase in net interest income of $77.8 million.

•	For the year ended December 31, 2022, our return on average assets was 1.04%, our return on average equity was 9.80% and our efficiency ratio was 51.79%.

•	At December 31, 2022, loans totaled $7.87 billion, an increase of $1.89 billion from December 31, 2021 and included acquired loans totaling $1.10 billion.

•	Deposits totaled $8.57 billion, increasing $1.60 billion, or 23%, from December 31, 2021, to December 31, 2022, primarily due to deposits acquired from 1st Constitution.

•	We maintained and improved our strong capital position.

•	The Company’s net interest margin was 3.24% for 2022 compared to 3.13% for 2021.

•	The following graph of five-year total shareholder return (TSR) compared to our compensation peer group.

Key NEO Compensation Decisions

Our compensation decisions for 2022 reflected the contributions by our NEOs to our strong performance during the years 2021 and 2022. Our annual and long-term incentive plans are designed to pay market-competitive incentive compensation while linking our executives’ compensation to corporate and individual performance and the value realized by our shareholders.

Salaries: In recognition of our solid performance in 2021 and general market movement in executive compensation, base salaries were increased for all NEOs in 2022.

Short-term annual cash incentives: The Company performed at maximum performance levels in 2022 on both of the objective corporate performance goals under our 2022 Annual Incentive Plan, which were weighted at 80% of the total plan target. The Company also achieved its performance triggers relating to asset quality and capital levels. In addition, each of our NEOs received a maximum score under the subjective individual performance assessment portion of the plan, which was weighted at 20% of the total plan target. As a result, cash incentive payouts under our 2022 Annual Incentive Plan were at maximum for each of our NEOs.

2022 Long-Term Incentives: In February 2022, we granted RSU awards to each of our NEOs based on a specified plan target percent of salary. 50% of the target RSUs for each NEO vest, if at all, based on the attainment of ROAE and TSR goals, both of which are measured over a three-year period from 2022-2024 against an index of 68 similarly-sized banks.

The remaining 50% of the target RSUs awarded to each NEO vest ratably on each of the first three anniversaries of the grant date. In addition, the number of RSUs granted may be adjusted from anywhere between 75% of the target and 125% of the target RSUs based on the Committee’s evaluation of corporate and individual performance in the previous year. Based on the Company’s strong financial performance in 2021, the Committee made the determination to grant the time-vested portion of the award at 125% of target in 2022.

Say on Pay Vote

The Compensation Committee evaluates the Company’s executive compensation programs in light of market conditions, shareholder views, and governance considerations, and makes changes as appropriate. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is required to permit a separate non-binding shareholder vote to approve the compensation of its executives. The Company held this advisory “say-on-pay” vote at the 2022 Annual Meeting of shareholders. Shareholders overwhelmingly approved the compensation of the executives, with 96% of the shares voted cast in favor of the say-on-pay proposal.

The Company considered the number of votes cast in favor of the 2022 say-on-pay proposal to be a positive endorsement of its current pay practices and believes the vote result is evidence that its compensation policies and decisions have been in the best interests of shareholders. The Company will continue to monitor the level of support for each say-on-pay proposal in the future and will consider this alongside other factors as it makes future executive compensation decisions. The Company holds a “say-on-pay” vote on an annual basis.

Executive Compensation Philosophy

Our compensation program is designed to attract highly qualified individuals, retain those individuals in a competitive marketplace for executive talent and reward performance in a manner that maximizes our corporate performance while ensuring that these programs do not encourage unnecessary or excessive risks that threaten the value of our Company. We seek to align individual executives’ performance and their long-term interests with our long-term strategic business objectives and shareholder value. We believe that the executive compensation program that we provide fulfills these objectives and motivates key executives to remain with Lakeland for productive careers.

Our compensation philosophy is determined by our Board of Directors, through its delegated authority to the Compensation Committee, which is comprised solely of independent directors. The Compensation Committee annually reviews our mix of short-term versus long-term incentives and seeks a reasonable balance of those incentives. The guiding principle of our compensation philosophy is that the compensation of our executive officers should be based primarily on the financial and strategic performance of Lakeland, and partially on individual performance. While this “pay-for-performance” philosophy requires the Compensation Committee to first consider Lakeland’s profitability, the Compensation Committee does not intend to reward unnecessary or excessive risk taking. These principles are reflected in the specific elements of our compensation program, particularly our annual and long-term incentive programs, as described below.

Role of the Compensation Committee

The Compensation Committee is responsible for the design, implementation and administration of the compensation programs for our executive officers and directors. The Compensation Committee completed the following actions relative to 2022 executive compensation:

•	Reviewed and approved base salary increases.

•	Determined annual incentives for NEOs for 2022 performance and approved the payment of such awards in the form of cash in early 2023.

•	Reviewed and approved equity awards granted in 2022 to NEOs, including making determinations on the percent of the target time-vested award that would be granted.

•	Reviewed the compensation peer group.

•	Reviewed contractual arrangements for NEOs.

•	Reviewed stock ownership requirements of NEOs, based on a review of our stock ownership guidelines.

•	Reviewed the Company’s compensation philosophy.

Role and Relationship of the Compensation Consultant

As permitted by the Compensation Committee charter, the Compensation Committee periodically engages an independent outside compensation consultant to advise the Compensation Committee on executive compensation matters. In 2022, the Compensation Committee once again retained Aon to provide executive compensation consulting services. Pursuant to the terms of its retention, Aon reported directly to the Compensation Committee, which retains sole authority to select, retain, terminate, and approve the fees and other retention terms of its relationship with Aon.

During 2022, Aon assisted the Compensation Committee with the following:

•	Advised the Compensation Committee on changes in industry compensation practices and provided insight on emerging regulations.

•	Reviewed the competitiveness of the Company’s current pay levels and practices for executive officers as compared to that of the customized peer group.

•

Assisted the Compensation Committee in its preparation of compensation disclosures as required under Regulation S-K with respect to this document including this Compensation Discussion and Analysis and associated tables and disclosures included herein by reference.

The Compensation Committee evaluated Aon’s analysis and recommendations alongside other factors when making compensation decisions affecting our 2022 executive compensation program and when submitting its own recommendations to the Board on these matters.

In 2022, the Compensation Committee reviewed its relationship with Aon, including Aon’s independence. Considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, as amended, and NASDAQ listing rules, the Compensation Committee determined that it is not aware of any conflict of interest that has been raised by the work performed by Aon.

Role of Management

The CEO; COO; Chief Administrative Officer, General Counsel and Corporate Secretary; and Chief Human Resources Officer assist the Compensation Committee in recommending agenda items for its meetings and by gathering and producing information for these meetings. As requested by the Compensation Committee, the CEO; COO; Chief Administrative Officer, General Counsel and Corporate Secretary; and Chief Human Resources Officer participate in Compensation Committee meetings to discuss executive compensation, evaluate the performance of both the Company and individual executives, and provide pertinent financial, legal, or operational information. The CEO and COO provide their insights and suggestions regarding compensation, but only Compensation Committee members vote on executive compensation decisions and other Company compensation matters under their purview for recommendation to the Board of Directors.

In 2022, the CEO and COO made recommendations to the Compensation Committee regarding base salaries, incentive goals, and equity awards for executives other than themselves. The Compensation Committee retained discretion to approve or modify recommendations prior to approval or, in the case of equity awards, prior to presentation before the Board of Directors for ratification. The Compensation Committee discussed the CEO’s and COO’s recommendations with them but made final deliberations and recommendations to the Board.

Compensation Risk Oversight

During 2022, the Company’s Compensation Risk Task Force (consisting of the Company’s Chief Human Resources Officer (Chair); Chief Financial Officer; Chief Risk Officer; and Chief Administrative Officer, General Counsel and Corporate Secretary) evaluated all of the compensation plans in which the Company’s employees, including executive officers, participate and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company. No component of compensation was considered to encourage undue risk. The Compensation Committee accepted the Compensation Risk Task Force’s report.

Competitive Benchmarking and Peer Groups

The Compensation Committee believes that it is important to review compensation in the context of Lakeland’s corporate performance and the compensation offered by its peers in the market. In 2021, the Compensation Committee undertook a complete review of executive compensation for each of the NEOs, which was utilized in establishing 2022 compensation amounts and program design features.

The peer group utilized in the 2021 compensation review for use in establishing 2022 compensation was determined using the following criteria as of June 30, 2021:

•	Total assets between $5.5 billion and $20 billion.

•	Located in Connecticut, Delaware, Maryland, New Jersey, New York, Pennsylvania or Rhode Island.

•	Positive ROAA and Return on Average Equity (“ROAE”).

•	More than 10 branches.

•	Commercial loans representing more than 40% of total loans.

An exception was made to the commercial loan criteria for Northfield due to its geographic proximity to Lakeland.

The companies included in the 2021 peer group were:

Peer	State	Ticker	Peer	State	Ticker
Columbia Financial, Inc.	NJ	CLBK	Northwest Bancshares, Inc.	PA	NWBI
Community Bank System Inc.	NY	CBU	OceanFirst Financial Corp.	NJ	OCFC
ConnectOne Bancorp, Inc.	NJ	CNOB	Peapack-Gladstone Financial Corporation	NJ	PGC
Customers Bancorp, Inc.	PA	CUBI	Provident Financial Services, Inc.	NJ	PFS
Dime Community Bancshares Inc.	NY	DCOM	S&T Bancorp, Inc.	PA	STBA
Eagle Bancorp Inc.	MD	EGBN	Sandy Spring Bancorp, Inc.	MD	SASR
First Commonwealth Financial	PA	FCF	Tompkins Financial Corporation	NY	TMP
Flushing Financial Corporation	NY	FFIC	Univest Financial Corporation	PA	UVSP
Kearny Financial Corp.	NJ	KRNY	Washington Trust Bancorp Inc.	RI	WASH
NBT Bancorp Inc.	NY	NBTB	WSFS Financial Corporation	DE	WSFS
Northfield Bancorp (Staten Island)	NJ	NFBK

The peer group was selected following the announcement of Lakeland’s acquisition of 1st Constitution Bancorp and Lakeland’s anticipated post-acquisition asset size at the time placed it at the 51st percentile of the peer group in terms of asset size.

Discussion of Executive Compensation Components

The following table outlines the major elements of 2022 total compensation for our executives:

Compensation Element	Description and Purpose	Link to Performance	Fixed/ Performance Based	Short/Long- Term
Base Salary	Helps attract and retain executives through periodic payments of market-competitive base pay	Based on individual performance, experience, and scope of responsibility. Used to establish cash and equity incentive award opportunities	Fixed	Short-Term

Annual Short-Term Incentives	Encourages achievement of financial performance metrics that create near-term shareholder value	Ties the executive’s compensation directly to factors that we believe are important to the success of the Company and within each executive’s own sphere of influence.	Performance Based	Short-Term
The majority of incentives are based on the Company’s profitability, while a portion of the incentives is tied to individual goals.

Incentives for all executives are conditioned on additional performance triggers that help ensure the Company remains positioned to perform over the long-term.

Annual short-term incentives are generally paid in cash.

Long-Term Equity Incentive Awards	Aligns long-term interests of executives and shareholders while creating a retention incentive through multi-year vesting	A portion of the LTIP awards vest based on future Company performance against multi-year goals established at the time of grant.	Performance Based	Long-Term

Supplemental Executive Retirement Plan	Provides market-competitive income security into retirement while creating a retention incentive through multi-year vesting	—	Fixed	Long-Term

Other Compensation	Dividend equivalents on restricted stock units, limited perquisites and health and welfare benefits on the same basis as other employees	Dividend equivalents on restricted stock units further enhance the executive’s link to shareholders by ensuring they share in the distribution of income generated from ongoing financial performance.	Fixed & Performance Based	Short-Term & Long-Term

Base Salary

We believe that a key objective of our salary process is to maintain reasonable “fixed” compensation costs, while taking into account the performance of our executive officers. In determining salary levels for our NEOs, the Compensation Committee reviews salary levels at our peer organizations, but always bases final determinations on the qualifications, experience and performance of the individual executives and the value of the position to the organization.

After reviewing certain market salary information provided by Aon and noting the performance of the Company and individual executives, the Committee determined to increase base salaries of each of our NEOs for 2022.

Name	Title	2021 Salary ($)	2022 Salary ($)	% Change
Thomas J. Shara	President and CEO	870,324	905,000	4%
Thomas F. Splaine, Jr.	EVP and CFO	391,666	430,000	10%
Ronald E. Schwarz	Sr. EVP and COO	427,908	460,000	7%
Timothy J. Matteson	EVP, Chief Administrative Officer, General Counsel and Corporate Secretary	348,032	390,000	12%
James M. Nigro	EVP, Chief Risk Officer	348,032	390,000	12%

Salaries reported in the Summary Compensation Table below represent actual salary paid in 2022 for each executive under SEC reporting rules.

2022 Annual Short-Term Incentive Plan

Our 2022 Annual Incentive Plan, or AIP, is designed to motivate executives to attain superior annual performance in key areas that we believe create long-term value to Lakeland and its shareholders. Awards under the plan were payable in cash and were contingent on performance against pre-established corporate financial measures as well as a subjective review of individual performance.

AIP Award Opportunities

The table below shows the annual award opportunities for each NEO as a percentage of his base salary, as well as the weightings on the various performance objectives used to calculate awards. These award opportunities were considered in determining annual incentive awards for 2022.

	Cash Incentive Award
	Opportunity as % of Salary			Goal Weighting
Name	Threshold	Plan Target	Maximum	Corporate	Individual
Thomas J. Shara	35%	70%	105%	80%	20%
Thomas F. Splaine, Jr.	25%	50%	75%	80%	20%
Ronald E. Schwarz	25%	50%	75%	80%	20%
Timothy J. Matteson	25%	50%	75%	80%	20%
James M. Nigro	25%	50%	75%	80%	20%

AIP Corporate Performance Objectives

The following table depicts our 2022 corporate performance objectives and performance results for each of the measures selected by the Committee.

Annual Corporate Performance Goals	Weighting	Threshold	Plan Target	Max	Actual
Pre-Tax Net Income (in thousands)	62.50%	$100,649	$122,810	$136,172	$153,883
Efficiency Ratio	37.50%	57.44%	54.70%	51.97%	51.79%

The incentive results shown above exclude $4.6 million in total additional net income due to the day one loan loss provision for the 1st Constitution Bank acquisition, one-time merger-related expenses and loss on equity securities.

For any of the performance measures shown above, performance below threshold would have resulted in no award payout for that measure, while payouts for any one measure and the plan as a whole are capped at maximum performance level.

In addition to the primary plan goals typically established under the annual incentive plan, the plan includes minimum performance triggers that must be met in order for any incentive payments to be made under the plan. The purpose of the minimum performance triggers is to ensure that no incentive awards will be paid in a situation where the safety and soundness of the organization is at risk, and failure to meet these triggers would have resulted in no annual incentive awards being paid for 2022 performance.

The following chart presents the minimum performance triggers and actual performance on those measures as of December 31, 2022.

Capital Trigger	Must Exceed	Actual
Leverage Ratio	5%	9.16%
Tier 1 Capital Ratio	6%	11.24%
Total Risk-Based Capital Ratio	10%	13.83%

Asset Quality Trigger	Must Not Exceed	Actual
Non-Performing Assets/Total Assets	2%	0.22%

Each of the performance triggers listed above was satisfied as of December 31, 2022.

2022 AIP Individual Performance Assessment

In addition to the corporate performance goals listed above, 20% of the overall plan target annual incentive award for each of our NEOs was contingent on their individual performance or the performance of their area of oversight within the Company. Individual performance is assessed subjectively by the CEO for executives other than himself, and by the Compensation Committee in the case of the CEO. Each NEO is assigned a score on a range from threshold of 85% to maximum of 115%.

The individual performance scores for each of our NEOs were as follows:

Name	2022 Performance Score
Thomas J. Shara	115%
Thomas F. Splaine, Jr.	115%
Ronald E. Schwarz	115%
Timothy J. Matteson	115%
James M. Nigro	115%

AIP Awards

In February 2023, the Compensation Committee determined the degree to which our financial performance goals were achieved during 2022. The CEO (or the Compensation Committee, in the case of the CEO) then determined the degree to which the individual performance goals were achieved during 2022 for each executive. In connection with the pending merger with Provident, the Compensation Committee accelerated the payment of a portion of the 2022 bonuses for Messrs. Splaine, Schwarz, Matteson, and Nigro into December 2022 for Section 280G tax planning purposes and the remaining portion of the bonuses were paid in the normal course.

The following cash payments under the 2022 AIP were made upon approval by the Compensation Committee:

Name	2022 AIP Award	AIP Award as % of Plan Target
Thomas J. Shara	$950,250	150%
Thomas F. Splaine, Jr.	322,500	150%
Ronald E. Schwarz	345,000	150%
Timothy J. Matteson	292,500	150%
James M. Nigro	292,500	150%

Long-Term Equity Incentive Awards

2022 Long-Term Incentive Plan (LTIP) Awards

The purpose of our long-term incentive program is to ensure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value. We further believe that equity ownership by our executive officers aligns executives’ interests with those of our shareholders. In 2022, the Compensation Committee used both performance-based stock unit awards (PSUs) and time-based restricted stock unit awards (RSUs) for long-term incentive compensation.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive’s base salary. For 2022, the long-term incentive allocations for the NEOs were set as follows:

Name	2022 LTI Award Plan Target as % of Salary
Thomas J. Shara	100%
Thomas F. Splaine, Jr.	70%
Ronald E. Schwarz	70%
Timothy J. Matteson	70%
James M. Nigro	70%

By default, RSUs with a value equal to the plan target award value above are granted and consist of the following types of equity awards:

a. Performance-vesting RSUs consisting of 50% of the plan target award value

b. Time-vesting RSUs consisting of 50% of the plan target award value

Performance-Vested RSUs

Performance-vested RSUs awarded under this plan will vest 100% after three years. The number of RSUs that vest, if any, will be dependent on performance against pre-established goals during the three-year performance period as well as participants’ continued service through the vesting date.

The evaluation of performance will use a two-step measurement process:

1. Primary Goal – Return on Average Equity: Lakeland’s ROAE will be measured on a three-year average basis against an index of similarly-sized banks. Performance against the ROAE goal will determine initial share vesting.

	Threshold	Plan Target	Maximum
Performance Level	25th Percentile	50th Percentile	75th Percentile
Payout Level (% of plan target)	50%	100%	150%

2. Modifier – Total Shareholder Return: After determining the initial vesting amount based on ROAA performance, the Company’s total shareholder return (TSR) performance will be measured against an index of 68 banks between $7 billion and $20 billion in total assets as of December 31, 2021. The number of initially earned shares from Step 1 will be adjusted upward or downward by up to 25% based on the Company’s TSR performance against the banking index.

The table below illustrates the TSR modifier.

3-Year Total Shareholder Return
Lakeland TSR Compared to Index 50th Percentile	Modifier
Underperform the 50th by 25% or more	(25)%
Perform at the 50th	No Modifier
Outperform the 50th by 25% or more	25%

Time-Vested RSUs

One-third of the time-vested RSUs awarded under this plan will vest on each of the first three anniversaries of the grant date, provided the participant is employed on the vesting date.

At plan target, the time-vested RSUs comprise 50% of the overall equity award. However, the Compensation Committee has limited flexibility in determining the number of time-vested awards to grant to each plan participant, with the actual number of time-vested awards granted to each participant ranging from 75% to 125% of the plan target level.

The time-vested awards under the 2022 LTIP were granted at 125% of plan target for each NEO due to Lakeland’s exceptional financial performance in 2021 and the executive team’s role in achieving that performance.

2022 LTIP Award

The table below details the awards under the 2022 LTIP that were granted in 2022 to each of our NEOs.

	2022 LTIP Award
Name	# of Time-Vested RSUs	# of Performance-Vested RSUs	Grant Date Fair Value
Thomas J. Shara	31,301	25,041	$1,018,100
Thomas F. Splaine, Jr.	10,410	8,328	338,596
Ronald E. Schwarz	11,137	8,909	362,231
Timothy J. Matteson	9,442	7,553	307,100
James M. Nigro	9,442	7,553	307,100

Acceleration of RSU Vesting

In connection with the pending merger with Provident, the Compensation Committee accelerated the vesting of certain RSU awards, which were granted in prior years, into December 2022 for Messrs. Splaine, Schwarz, Matteson, and Nigro for Section 280G tax planning purposes. These amounts are included in the “Options Exercised and Stock Awards Vested” table.

Other Elements of Compensation for Executive Officers

In order to attract and retain qualified executives, we provide executives with a variety of benefits and perquisites, consisting primarily of retirement benefits through our 401(k) plan and deferred compensation plan, group-term life insurance, executive health exams and the use of automobiles. Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table. Lakeland has also entered into a Supplemental Executive Retirement Plan Agreement with Mr. Shara. See “Employment Agreements and Other Arrangements with Named Executive Officers.”

Employment and Other Agreements

Our employment and change in control agreements with the Named Executive Officers are described elsewhere in this document. See “Employment Agreements and Other Arrangements with Named Executive Officers.”

Compliance with Sections 162(m) and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a tax deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee.

The Compensation Committee believes that tax deductibility is one of many factors that should be considered in developing an appropriate compensation program for its executive officers, but reserves the right to approve compensation for an executive officer that exceeds the deduction limit of Section 162(m) in order to provide competitive compensation packages.

It is our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Clawback Policies

Compensation recovery policies, or “clawbacks,” began to be used with the enactment of the Sarbanes-Oxley Act in 2002, which required that in the event of any financial statement restatement based on executive misconduct, public companies must recoup incentives paid to the company’s CEO and CFO within 12 months preceding the restatement. The Company’s CEO and CFO are currently subject to the Sarbanes-Oxley clawback provision which is set forth in Section 304 of the Sarbanes-Oxley Act, and provides that if an issuer “is required to prepare an accounting restatement due to material noncompliance of the issuer, as a result of misconduct, with any financial reporting requirement under the securities laws,” the CEO and CFO shall reimburse the issuer for any bonus or other incentive-based or equity-based compensation received, and any profits realized from the sale of the securities of the issuer, during the year following issuance of the original financial report.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information provided under the caption “Compensation Discussion and Analysis” set forth in this document. Based on that review and those discussions, the Compensation Committee recommended to our Board that such “Compensation Discussion and Analysis” be included in this document.

Robert E. McCracken (Chair)

Bruce D. Bohuny

Lawrence R. Inserra, Jr.

Robert B. Nicholson, III

Summary of Cash and Certain Other Compensation

The following table presents, for the three years ended December 31, 2022, a summary of the compensation earned by Thomas J. Shara, our President and Chief Executive Officer, Thomas F. Splaine, Jr., our Chief Financial Officer, and our three other most highly compensated executive officers for 2022, provided they were NEOs during that time. None of the NEOs received option awards during the years presented in the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (3) (4)	Non-Equity Plan Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Thomas J. Shara, President and Chief Executive Officer	2022	905,000	—	1,018,100	950,250	128,255	96,312	3,097,917
	2021	870,324	—	1,376,018	783,292	370,774	86,744	3,487,152
	2020	903,798	443,866	591,199	—	460,229	60,009	2,459,101
Thomas F. Splaine, Jr., Executive Vice President and Chief Financial Officer	2022	424,103	—	338,596	322,500	1,236	52,178	1,138,613
	2021	388,796	—	440,394	293,749	—	52,850	1,175,789
	2020	383,301	158,531	206,126	—	—	37,183	785,141
Ronald E. Schwarz, Senior Executive Vice President and Chief Operating Officer	2022	455,063	—	362,231	345,000	20,771	58,312	1,241,377
	2021	424,773	—	481,165	320,931	15,484	57,990	1,300,343
	2020	419,474	173,201	227,053	—	20,545	42,565	882,838
Timothy J. Matteson, Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2022	383,543	—	307,100	292,500	1,555	52,323	1,037,021
	2021	345,482	—	391,340	261,024	594	41,693	1,040,133
	2020	341,172	140,870	184,670	—	748	39,914	707,374
James M. Nigro, Executive Vice President and Chief Risk Officer	2022	383,543	—	307,100	292,500	7,691	61,743	1,052,577
	2021	345,483	—	391,340	261,024	3,830	47,137	1,048,814
	2020	341,172	140,871	184,671	—	3,818	44,178	714,710

(1)	The 2020 bonus represents the annual incentive plan award, which the NEOs elected to take in the form of RSUs in lieu of cash, which were granted in February 2021.
(2)

The 2022 awards for all NEOs reflect the aggregate fair value of the 2021 LTIP RSUs granted in February 2022 which were determined in accordance with FASB ASC Topic 718. A portion of the shares vest in equal increments on each of the three anniversaries of the grant date, and a portion vest at the end of the three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period, provided that, subject to certain exceptions, the NEO remains continuously employed as of each anniversary date. See “Grants of Plan Based Awards” below for more details.

(3)

The 2021 awards for all NEOs reflect the sum of (1) the aggregate grant fair value of the 2020 LTIP RSUs granted in February 2021, plus (2) the aggregate fair value of the 2021 LTIP RSUs granted in May 2021, which were determined in accordance with FASB ASC Topic 718. Mr. Shara’s 2021 awards also include the RSUs granted in January in lieu of a salary increase, which ratably vest in one-third increments on each of the first three anniversaries of the grant date, provided the executive remains employed by the Company and/or Lakeland Bank. The RSUs granted in February 2021 were granted based on Company and individual performance in 2020 and vest at the end of a three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period. Of the RSUs granted in May 2021, 50% vest ratably in one-third increments on each of the first three anniversaries of the grant date and 50% vest at the end of a three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period, provided that, subject to certain exceptions, the NEO remains continuously employed as of each anniversary date.

(4)

The 2020 awards reflect the sum of (1) the aggregate grant fair value of the RSUs granted in February 2020, plus (2) the portion of the aggregate grant date fair value of the RSUs granted to the NEO in lieu of cash in February 2021 that exceeded the NEO’s cash incentive awards earned for 2020, which was determined in accordance with FASB ASC Topic 718. The stock awards granted in February 2020 were granted based on Company and individual performance in 2020 and vest at the end of a three-year period based on continued service and the satisfaction of specified performance goals at each year end of that three-year period. The RSUs granted in February 2021 vest ratably in one-third increments on each of the first three anniversaries of the grant date, provided that, subject to certain exceptions, the NEO remains continuously employed as of each anniversary date.

(5)

The aggregate change in the present value of Mr. Shara’s accumulated benefits for 2022 under his Supplemental Executive Retirement Plan Agreement and, with respect to Messrs. Shara, Splaine, Schwarz, Matteson and Nigro, above-market or preferential earnings (in accordance with SEC rules, the amount of interest in excess of 120% of the applicable federal rate, with compounding, is deemed to be above-market or preferential) of $260,383, $1,236, $20,771, $1,555 and $7,691, respectively, on deferred compensation that is not tax-qualified. See “Deferred Compensation” for further details.

(6)	All Other Compensation for the NEOs is as follows:

Name	Use of Car ($)	Premiums for Group Term Life Insurance ($)	Cash Dividends Paid on Restricted Stock and Restricted Stock Units ($)	Cost of Coverage under Executive Health Care Program ($)	Contributions to 401(k) Plan to match Pre-tax Deferral Contributions ($)
Thomas J. Shara	6,918	3,266	75,308	—	10,820
Thomas F. Splaine, Jr.	9,372	2,119	24,916	5,000	10,771
Ronald E. Schwarz	8,131	6,225	27,198	5,000	11,758
Timothy J. Matteson	8,785	1,146	22,288	11,000	9,104
James M. Nigro	13,588	2,112	26,927	11,000	8,115

Grants of Plan Based Awards

The following table sets forth information relating to grants of plan-based awards to the NEOs during 2022. The NEOs did not receive option awards in 2022.

“ACI” is the annual cash incentive award and, in accordance with SEC rules, are included in the Summary Compensation Table under “Non-equity Incentive Plan Compensation” for 2022.

“PSU” is performance-based RSU awards subject to performance-based vesting.

“RSU” is RSU awards subject to time-based vesting.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All other Stock Awards or Units (#) (1) (2) (4)	Grant Date Fair Value of Stock Awards ($) (3)
Name	Award Type	Grant Date	Threshold ($)	Plan Target ($)	Maximum ($)	Threshold (#)	Plan Target (#) (3)	Maximum (#)
Thomas J. Shara	ACI		316,750	633,500	950,250
	RSU	2/23/2022							31,301	565,609
	PSU	2/23/2022				12,521	25,041	37,562		452,491
Thomas F. Splaine, Jr.	ACI		107,500	215,000	322,500
	RSU	2/23/2022							10,410	188,109
	PSU	2/23/2022				4,164	8,328	12,492		150,487
Ronald E. Schwarz	ACI		115,000	230,000	345,000
	RSU	2/23/2022							11,137	201,246
	PSU	2/23/2022				4,455	8,909	13,364		160,986
Timothy J. Matteson	ACI		97,500	195,000	292,500
	RSU	2/23/2022							9,442	170,617
	PSU	2/23/2022				3,777	7,553	11,330		136,483
James M. Nigro	ACI		97,500	195,000	292,500
	RSU	2/23/2022							9,442	170,617
	PSU	2/23/2022				3,777	7,553	11,330		136,483

(1)

The RSUs granted at Target on February 23, 2022, will vest 100% on the third anniversary of the grant date, provided the performance goals were met for each of the three years following grant and the executive remains employed by the Company and/or Lakeland Bank.

(2)	The RSUs granted on February 23, 2022, will ratably vest in one-third increments on each of the first three anniversaries of the grant date.
(3)

The grant date fair value of stock awards granted in 2022 is calculated by multiplying the number of shares by the closing stock price on the date of grant, or in the case of performance-vested RSUs, by the Monte Carlo-adjusted stock price.

Outstanding Equity Awards at December 31, 2022

The following table summarizes, by individual grants, the total number of RSUs for each NEO that have not vested. The market values of RSUs in the table are calculated by multiplying the closing market price of our common stock on the last trading day in 2022, which was $17.61, by the applicable number of shares of common stock underlying each of the Named Executive Officer’s RSUs. At December 31, 2022, the Named Executive Officers did not hold any other equity awards, including stock options or restricted stock awards.

Name	Grant Date	Number of Shares That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas J. Shara	2/26/2020	—	—	32,960	580,426
	1/4/2021	6,667	117,406	—	—
	2/24/2021	43,782	771,001	—	—
	5/19/2021	11,711	206,231	17,565	309,320
	2/23/2022	31,301	551,211	25,041	440,972
Thomas F. Splaine, Jr.	2/26/2020	—	—	11,449	201,617
	2/24/2021	7,658	134,857	—	—
	5/19/2021	2,108	37,122	6,323	111,348
	2/23/2022	6,940	122,213	8,328	146,656
Ronald E. Schwarz	2/26/2020	—	—	12,627	222,361
	2/24/2021	8,366	147,325	—	—
	5/19/2021	4,606	81,112	6,909	121,667
	2/23/2022	7,424	130,737	8,909	156,887
Timothy J. Matteson	2/26/2020	—	—	10,270	180,855
	2/24/2021	6,804	119,818	—	—
	5/19/2021	3,746	65,967	5,619	98,951
	2/23/2022	6,295	110,855	7,553	133,008
James M. Nigro	2/26/2020	—	—	10,270	180,855
	2/24/2021	—	—	—	—
	5/19/2021	—	—	—	—
	2/23/2022	3,148	55,436	7,553	133,008

For the RSUs issued in 2020, for each year during the performance-based RSUs’ three-year performance period for all NEOs, one-third of the RSUs will be earned if the Company has net income available to common stockholders in an amount at least equal to the prior year’s dividends paid to common shareholders. The performance-based RSUs, to the extent earned, generally require the NEO to remain employed by the Company through the date that the Compensation Committee certifies the achievement of the performance goal for the final year of the three-year performance period. However, shares with respect to performance-based RSUs that have been earned as of a NEO’s separation from service will continue to be paid following the performance period if the NEO separates from service due to death, disability after having at least five years of service with the Company or the Bank, or retirement after attaining age 65 with at least five years of service.

For RSUs granted on May 19, 2021, 50% will vest 100% on the third anniversary of the grant date, provided the performance goals were met for each of the three years following grant and the executive remains employed by the Company and/or Lakeland Bank. All performance-based RSUs that have not been forfeited will vest upon a change of control of the Company.

For the RSUs granted on February 23, 2022, 50% will vest 100% on the third anniversary of the grant date, provided the performance goals were met for each of the three years following grant and the executive remains employed by the Company and/or Lakeland Bank. All performance-based RSUs that have not been forfeited will vest upon a change in control of the Company.

Options Exercised and Stock Awards Vested

The following table sets forth, for each of the Named Executive Officers, information regarding stock awards vested during 2022.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)(2)	Value Realized on Vesting ($) (e) (1)(2)
Thomas J. Shara	—	—	52,412	945,121
Thomas F. Splaine, Jr.	—	—	31,188	556,297
Ronald E. Schwarz	—	—	31,777	567,147
Timothy J. Matteson	—	—	25,974	463,559
James M. Nigro	—	—	44,689	794,611

(1)	The value of the shares set forth in column (d) multiplied by the market price of our common stock on the dates on which the NEO’s stock awards vested.
(2)	In December 2022, the Compensation Committee accelerated the vesting of certain awards for Messrs. Splaine, Schwarz, Matteson and Nigro for Section 280G planning purposes.

Pension Plans

The following table sets forth, for each of the Named Executive Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. In accordance with the SEC’s rules, the following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d) (1)	Payments During Last Fiscal Year ($) (e) (2)
Thomas J. Shara	Supplemental Retirement Plan	Not Applicable	1,614,518	—
Thomas F. Splaine, Jr.	—	—	—	—
Ronald E. Schwarz	—	—	—	—
Timothy J. Matteson	—	—	—	—
James M. Nigro	—	—	—	—

(1)

The actuarial present value of Mr. Shara’s accumulated benefits under the Supplemental Executive Retirement Plan Agreement, dated as of April 2, 2008, between Mr. Shara, the Company and Lakeland Bank (the “SERP”), calculated as of December 31, 2022.

(2)	The dollar amount of payments and benefits, if any, actually paid or otherwise provided to the Named Executive Officer during 2022.

See “Employment Agreements and Other Arrangements with Named Executive Officers” for a description of the SERP.

Deferred Compensation

The following table sets forth, for each of the Named Executive Officers, information regarding each defined contribution plan that we maintain and each other plan that we maintain that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in 2022 ($) (b) (1)	Registrant Contributions in 2022 ($) (c) (2)	Aggregate Earnings in 2022 ($) (d) (3) (4)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at December 31, 2022 ($) (f) (5)
Thomas J. Shara	506,488	198,000	507,287	—	5,535,039
Thomas F. Splaine, Jr.	95,865	—	2,802	—	98,667
Ronald E. Schwarz	68,260	—	47,088	—	587,380
Timothy J. Matteson	26,102	—	3,525	—	46,455
James M. Nigro	129,559	—	17,436	—	273,697

(1)	The executive contributions for Messrs. Shara, Splaine, Schwarz, Matteson and Nigro relate to the Company’s Elective Deferral Plan.
(2)	The registrant’s contributions for Mr. Shara relate to his Deferred Compensation Agreement.
(3)

The aggregate interest or other earnings accrued to the NEO’s account during 2022 (i) under the Company’s Elective Deferral Plan ($255,614 for Mr. Shara, $2,802 for Mr. Splaine, $47,088 for Mr. Schwarz, $3,525 for Mr. Matteson and $17,436 for Mr. Nigro) and (ii) for Mr. Shara, under his Deferred Compensation Agreement, $251,673.

(4)

Only the above-market or preferential earnings have been included in the Summary Compensation Table under the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” and “Total” for Messrs. Shara, Schwarz, Matteson and Nigro, in accordance with SEC rules.

(5)

The aggregate balance at December 31, 2022 for Mr. Shara is comprised of $3,181,537 under the Elective Deferral Plan and $2,353,502 under his Deferred Compensation Agreement. These amounts were not included in the Summary Compensation Table in any prior year’s proxy statement or in the Summary Compensation Table set forth above.

See “Employment Agreements and Other Arrangements with Named Executive Officers” for a description of the Elective Deferral Plan and Mr. Shara’s Deferred Compensation Agreement.

Elective Deferral Plan

Under the Lakeland Bancorp, Inc. Elective Deferral Plan (the “Elective Deferral Plan”), executives of Lakeland at a level of executive vice president and above including the Names Executive Officers, and such other executives as the Board may authorize, may voluntarily elect to defer payment of all or a portion of their base salary and bonuses. Amounts deferred under the Elective Deferral Plan will be credited with interest each year until a participant’s separation from service at a rate equal to 75% of the Company’s return on equity (“ROE”) for the preceding year, up to a maximum ROE interest rate credit of 15% per year. The minimum interest rate is 0%. Following a participant’s separation from service, deferred amounts will be credited with interest each year at the Moody’s Aa corporate bond index rate in effect as of the first day of the year. Except for allowable in-service hardship withdrawals, distributions will generally be made following a participant’s separation from service unless the participant elects a different time of payment. Each participant may choose the manner in which distributions will be made, such as a lump sum or installments. All deferral accounts under the Elective Deferral Plan are payable from the general assets of the Company and/or Lakeland Bank. However, the Company may establish a grantor trust or other funding arrangement in order to accumulate the assets needed to pay the accumulated benefits under the Elective Deferral Plan.

Employment Agreements and Other Arrangements with Named Executive Officers

Thomas J. Shara

On May 22, 2008, the Company, Lakeland Bank and Mr. Shara executed an Employment Agreement (the “Shara Employment Agreement”), which provides that Mr. Shara will be employed as President and Chief Executive Officer of the Company and Lakeland Bank for an initial term that expired on April 1, 2011 (the “Initial Term”). The Shara Employment Agreement, as amended, further provides that the Initial Term will automatically be extended for an additional one year period on each anniversary date of the Effective Date, unless on or before each such anniversary date either party provides written notice to the other of its (or his) intent not to extend the then current term, provided, however, that on and after April 2, 2024, if Mr. Shara remains employed, his employment will be on an at-will basis. The Initial Term and any renewal period through the 15th anniversary of the Effective Date collectively are referred to as the “Term”.

The Shara Employment Agreement further provides that Mr. Shara will be nominated for election (i) as a member of Lakeland Bank’s Board of Directors at each Annual Meeting of the sole shareholder of Lakeland Bank occurring during the Term and (ii) as a member of the Company’s Board of Directors at each Annual Meeting of shareholders of the Company at which Mr. Shara’s term as a director of the Company expires during the Term.

The Shara Employment Agreement provides that Mr. Shara will receive a base salary of not less than $400,000 per year and that he will participate in the executive bonus program as approved annually by the Company’s Board. The Shara Employment Agreement also provides that Mr. Shara will be entitled to participate in all employee benefit plans or programs, including without limitation the 401(k) Plan and Profit Sharing Plan, and to receive all benefits and perquisites, including an automobile, which are approved by the Boards of the Company and Lakeland Bank and are generally made available to executive officers of the Company, to the extent permissible under the general terms and provisions of such plans or programs.

The Shara Employment Agreement provides that if Mr. Shara’s employment is terminated during the Term by the Company without Cause (as contractually defined) or Mr. Shara resigns for Good Reason (as contractually defined), Mr. Shara will receive a severance payment equal to 36 months of his annual base salary at the rate in effect as of the termination date. In addition, all of Mr. Shara’s stock options (to the extent not already vested) will become fully vested, and he will be permitted to exercise any such option for the period specified in the Company’s equity compensation plan as in effect at such time. He will also be entitled to the continuation of certain medical benefits. However, if within 90 days following a Change in Control (as contractually defined), Mr. Shara’s employment is terminated without Cause or he resigns for Good Reason, then he will receive a severance payment equal to three times the sum of (a) an amount equal to his annual base salary at the rate in effect as of the termination date, plus (b) an amount equal to the highest annual bonus paid to Mr. Shara during the last three years prior to the his termination date.

The Shara Employment Agreement provides that in the event it is determined that any payment or benefit made or provided by the Company or Lakeland Bank pursuant to the terms of the Shara Employment Agreement or under any other arrangement (other than the Deferred Compensation Agreement described below) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code, then Mr. Shara will be entitled to receive an additional payment from the Company (a “Gross-Up Payment”) such that the net amount received by Mr. Shara after payment of such Excise Tax and any federal, state and local income tax, penalties, interest and Excise Tax upon the Gross-Up Payment will be equal to the payments otherwise payable to him under the terms of the Shara Employment Agreement. Mr. Shara also agrees in the Shara Employment Agreement not to compete with Lakeland Bank’s business for a 12- month period following termination of employment in a geographic area equal to 20 miles from any of Lakeland Bank’s branches at the time of Mr. Shara’s termination of employment.

In connection with the pending merger with Provident, Mr. Shara entered into a new agreement with Provident, which will become effective as of, and contingent on, the effective time of the merger and will terminate, supersede, and replace the Shara Employment Agreement.

The Company, Lakeland Bank and Mr. Shara are also parties to a Supplemental Executive Retirement Plan Agreement (as previously referred to, the “SERP”), which provides that Mr. Shara will receive a normal retirement benefit of $150,000 per year for 15 years upon termination of his employment after the normal retirement age of 65. The benefit will be paid in monthly payments of $12,500 each. The SERP further provides that if, prior to a Change in Control, Mr. Shara resigns his employment with the Company or Lakeland Bank for Good Reason, his employment with the Company or Lakeland Bank terminates due to disability, or his employment with the Company or Lakeland Bank is terminated by the Company or Lakeland Bank other than for Cause, he will receive the same benefit of $150,000 per year for 15 years, payable in monthly payments of $12,500 each, commencing with the month following Mr. Shara’s 65th birthday. If Mr. Shara is employed by the Company or Lakeland Bank at the time of a Change in Control, he will receive the same benefit, beginning with the month following his 65th birthday. If Mr. Shara should die while employed, his beneficiary will receive the same monthly payment described above for the period specified, except that such payments will generally commence within 60 days after death. If Mr. Shara should die after the benefit payments have commenced but before receiving all such payments, the Company will pay the remaining benefits to his beneficiary at the same time and in the same amounts they would have been paid to Mr. Shara had he survived. The SERP provides that Mr. Shara is not entitled to any benefit under the SERP if (i) the Company terminates his employment for Cause, or (ii) he resigns his employment with the Company other than for Good Reason prior to the earlier of attaining age 65 or a Change in Control. Amounts payable under the SERP are subject to the same Gross-Up Payment provisions as are applicable under the Shara Employment Agreement.

The Company, Lakeland Bank and Mr. Shara are parties to a Deferred Compensation Agreement (the “Deferred Compensation Agreement”), pursuant to which the Company and Lakeland Bank (collectively, “Lakeland”) will credit to a deferral account established on Mr. Shara’s behalf $16,500 for each calendar month from February 1, 2015 to December 2022 that Mr. Shara is actively employed by Lakeland. From March 1, 2015 until Mr. Shara’s separation from service, the deferral account will be credited with interest at an annual rate equal to the lesser of 15% or the Company’s return on equity for the preceding calendar year, compounded annually. The deferral account is generally payable to Mr. Shara in 180 monthly installments commencing upon separation from service after his attainment of age 65. If Mr. Shara’s employment is involuntarily terminated without “cause” or he resigns for “good reason” (as those terms are defined in the Shara Employment Agreement) prior to his attainment of age 65, or if he separates from service after a “change in control” (as defined in the Shara Employment Agreement) but prior to age 65, then he will be entitled to an annual benefit, payable in 180 monthly installments, commencing at age 65 that is equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65. The projected deferral account balance at age 65 is the deferral account at the time of separation from service, plus the monthly credits that would have been made to his deferral account until age 65 had he continued to be employed by Lakeland and interest credits to age 65 at the average return on equity from February 1, 2015 to the date of separation, compounded monthly. If Mr. Shara voluntarily terminates employment before age 65 other than for good reason, his deferral account will not be credited with any further monthly credits or interest.

If Mr. Shara separates from service due to death, his beneficiary will be paid an annual benefit under the Deferred Compensation Agreement equal to the greater of $200,000 or the annual amount that would be payable over fifteen years based on his projected deferral account balance at age 65 determined in the manner described above for an involuntary termination without cause. This annual benefit is payable in 180 monthly installments beginning the month following Mr. Shara’s death. If Mr. Shara dies after separation from service but before age 65, his beneficiary will be entitled to payment of the amounts that would have been paid if Mr. Shara had lived until Normal Retirement Age (age 65) and died immediately after payments had begun, but payments will begin the month following his death. If Mr. Shara dies after benefits have commenced, the remaining payments will continue to his beneficiary.

If Mr. Shara’s employment is terminated for cause, all amounts payable under the Deferred Compensation Agreement are forfeited. In addition, any unpaid amounts under the Deferred Compensation Agreement are forfeitable in the event that, following his separation from service, Mr. Shara breaches certain post-employment restrictive covenants set forth in the Deferred Compensation Agreement.

In the event that the Deferred Compensation Agreement is terminated before Mr. Shara’s death and either (i) prior to age 65, or (ii) after age 65 but before his separation from service, he will be paid an amount equal to the greater of the projected deferral account balance (determined as above), or $2,192,951. If the Deferred Compensation Agreement is terminated after Mr. Shara’s death or after both his separation from service and attainment of age 65, then he will receive a lump sum payment equal to the present value of the payments which would otherwise be due. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to a tax gross-up.

Amounts payable under the Shara Employment Agreement, the SERP and the Deferred Compensation Agreement may be delayed in order to comply with Section 409A of the Internal Revenue Code.

Messrs. Splaine, Schwarz, Matteson and Nigro

The Company and Lakeland Bank also entered into agreements with each of Messrs. Splaine, Schwarz, Matteson and Nigro providing for certain terms and conditions of their employment in the event of a change in control (each a “Change in Control Agreement”). Under such Change in Control Agreements, the term of each executive’s employment becomes fixed for a period (the “contract period”) ending on the earlier of (i) the executive’s death, (ii) the second anniversary of the date of such change in control, or (iii) the date the executive attains age 65, except for Mr. Schwarz, for whom the contract period was extended to age 68.

During the contract period, each such executive is to be employed in the same position as held by him immediately prior to such event, and each is entitled to a base salary equal to his annual salary in effect immediately prior to the change in control and a bonus equal to his highest annual bonus paid during the three most recent fiscal years prior to the change in control. In addition, during the contract period, Messrs. Splaine, Schwarz, Matteson and Nigro are each entitled to certain other benefits and perquisites as in effect as of the change in control.

If during the contract period, such executive’s employment is terminated without “cause”, or he resigns for “good reason” (each as defined in the Change in Control Agreement), he will be entitled to continued life and health insurance benefits for the balance of the contract period and a lump sum cash payment equal to two times the sum of his highest salary and bonus paid to him during any of the three most recent calendar years prior to the change in control. For purposes of each Change in Control Agreement, the term “change in control” has the same meaning as under the 2009 Equity Program and the 2018 Equity Plan. Each Change in Control Agreement contains confidentiality and non-solicitation of employees covenants in favor of Lakeland.

Potential Payments Upon Termination or Change in Control

The following table provides information as to the amounts that would have been payable to the Named Executive Officers if they had terminated employment in the circumstances described in the table effective December 31, 2022.

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)		Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Thomas J. Shara
Cash severance	$2,715,001	(1)	$5,064,877	(2)
SERP (3)	2,250,000		2,250,000
Deferred Compensation (4)	3,000,000		3,000,000
Acceleration of Restricted Stock Units	—		2,976,548	(6)
Welfare Benefits (7)	—		—
Tax Gross-up	—		3,618,184	(8)

Total	$7,965,001		$16,909,609

Thomas F. Splaine, Jr.
Cash severance	$—		$1,447,498	(9)
Acceleration of Restricted Stock Units	—		753,814	(6)
Welfare Benefits	—		34,056	(10)
Automobile (11)	—		—

Total	$—		$2,235,368	(12)

	Termination by Company Without Cause or Resignation by Executive for Good Reason (before a Change In Control)		Termination by Company Without Cause or Resignation by Executive for Good Reason (after a Change In Control)
Ronald E. Schwarz
Cash severance	$—		$1,561,862	(9)
Acceleration of Restricted Stock Units	180,150	(5)	860,090	(6)
Welfare Benefits	—		—	(10)
Automobile (11)	—		—

Total	$180,150		$2,421,952	(12)

Timothy J. Matteson
Cash severance	$—		$1,302,048	(9)
Acceleration of Restricted Stock Units	—		709,454	(6)
Welfare Benefits	—		55,679	(10)
Automobile (11)	—		—

Total	$—		$2,067,181	(12)

James M. Nigro
Cash severance	$—		$1,302,048	(9)
Acceleration of Restricted Stock Units	—		369,299	(6)
Welfare Benefits	—		55,679	(10)
Automobile (11)	—		—

Total	$—		$1,727,026	(12)

(1)	The figure shows the cumulative amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance is payable over a period of 12 months.
(2)	The figure shows the amount of cash severance that Mr. Shara would be entitled to under the circumstances presented. The cash severance amount is payable in a single lump sum.
(3)

This figure shows the total aggregate value of Mr. Shara’s SERP benefits, which are payable to Mr. Shara in 180 equal monthly installments of $12,500 each, commencing at the later of age 65 or termination of employment. The same benefit is payable if Mr. Shara terminates employment due to disability. In the event that Mr. Shara terminates employment due to death, his beneficiary is entitled to payment of the same SERP benefit, but commencing immediately following death. Please see “Pension Plan” above for additional details.

(4)

This figure shows the total aggregate value of Mr. Shara’s Deferred Compensation Agreement, which provides a benefit, payable in 180 monthly installments, commencing at Mr. Shara’s separation from service (or age 65 if later), in an annual amount equal to the greater of $200,000 or the annual amount that could be paid based on his projected deferral account balance at age 65. Please see “Elective Deferral Plan” above for additional details.

(5)

Represents the value of shares of our common stock with respect to outstanding performance-based restricted stock units awarded and earned as of December 31, 2022 (based on the closing market price of the Company’s common stock on the last trading day in 2022 ($17.61 per share)) which Mr. Schwarz would, based on his age and years of service as of December 31, 2022, continues to have the right to receive following separation from service (other than for cause). Such shares would be issued following the expiration of the applicable three-year performance period of the respective performance-based restricted stock unit awards to which such shares relate. See the “Outstanding Equity Awards at December 31, 2022” table above for additional details.

(6)

These figures represent, based on the closing market price of the Company’s common stock on the last trading day in 2022 ($17.61 per share), the aggregate value of outstanding restricted stock units awarded to each officer, to the extent the vesting of which would accelerate in the event of the termination of such officer’s employment under the circumstances presented. Note, however, that all such awards vest in full in the event of a “Change in Control Event” as defined, respectively, under the 2018 Equity Plan.

(7)

Mr. Shara has the right to purchase continued coverage under the Company’s group health plan, if permitted by the health plan insurer, for up to three years following termination of employment under the circumstances presented, inclusive of any “COBRA” coverage period.

(8)

This figure represents an estimate of the “tax gross-up” amount Mr. Shara would be entitled to under his employment agreement to the extent that the payments or benefits to which he becomes entitled would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended. Such estimate is based on a number of assumptions, including that the full value of restricted stock units that vest would be considered a change in control payment for purposes of the excise tax. Facts and circumstances at the time of any change in control transaction and thereafter as well as changes in Mr. Shara’s compensation history preceding such a transaction could materially impact whether and to what extent an excise tax would be imposed and therefore the amount of any potential tax gross-up. For purposes of performing these calculations, we have made the following additional assumptions: an individual effective tax rate of 50.1% (composed of a federal tax rate of 37.0%, a New Jersey state tax rate of 10.75% and Medicare tax of 2.35%), and 120% of the Applicable Federal Semi-annual Rate (AFR) as of December 2022 is applicable in determining the value of accelerating the vesting of the SERP benefit for purposes of computing the excise tax. Amounts payable under Mr. Shara’s Deferred Compensation Agreement are not subject to such tax gross-up.

(9)

The cash severance payable under the circumstances presented is equal to two times the individual’s highest aggregate annual salary and bonus compensation for any of the three calendar years preceding a “Change in Control” (as defined in their respective Change in Control Agreements), and is payable in a single lump sum. The figures presented above are based on the respective salary and bonus paid to each individual during 2022.

(10)

Messrs. Splaine, Matteson and Nigro are each entitled to continued medical and hospital insurance, disability insurance and life insurance for the remainder of the applicable “Contract Period” under their respective Change in Control Agreements, which begins on the day immediately preceding a Change in Control and ends on the earlier of (i) the second anniversary of the Change in Control, (ii) the individual’s attainment of age 65, or (iii) the individual’s death. Except for Mr. Schwarz, the figures presented assume that such coverages will continue for two years.

(11)

Messrs. Splaine, Schwarz, Matteson and Nigro each have the right under their respective Change in Control Agreements, in the event of an involuntary termination without cause or a resignation for good reason following a Change in Control, to purchase from the Company the automobile, at book value price, that was provided to him while employed by the Company.

(12)

Payments due each of Messrs. Splaine, Schwarz, Matteson and Nigro under their respective Change in Control Agreements are subject to reduction to the extent necessary to ensure that no portion of the payments they are to receive will be non-deductible by the Company under Code Section 280G or will be subject to an excise tax under Code Section 4999.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Thomas J. Shara, our President and Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate, calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the year ended December 31, 2022, our last completed fiscal year:

•	the median of the annual total compensation of all of our Company’s employees, other than our CEO, was $60,026; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this document, was $3,097,917.

Based on this information, for 2022, the ratio of the annual total compensation of Mr. Shara, our CEO, to the median of the annual total compensation of all employees other than our CEO, was 52 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our “median employee” and our CEO, we took the following steps:

1.

We determined that as of December 31, 2022, our employee population consisted of approximately 913 employees, all of whom are located in the U.S. Our employee population consisted of our full-time, part-time and temporary employees.

2.	To identify the “median employee” from our employee population, we compared the W-2 Box 5 earnings of all of our 913 employees.

3.

We identified our median employee using the W-2 Box 5 earnings as our compensation measure, which was consistently applied to all our employees. In making our determination, we annualized the compensation of approximately 170 full-time and part-time employees who were hired by us during 2022 but did not work for us for the entire year.

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $60,026.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the 2022 “Total” column of the Summary Compensation Table included in this document.

Pay Versus Performance Disclosure
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Thomas J. Shara 1 ($)	Compensation Actually Paid to Thomas J. Shara 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Adjusted Pre- Tax Net Income 5 ($ Millions)
					TSR ($)	Peer Group TSR ($)
2022	3,097,917	2,765,549	1,117,397	1,081,400	112.82	103.58	107.4	153.83
2021	3,487,152	4,720,973	1,141,270	1,528,846	117.63	116.16	95.0	111.43
2020	2,459,101	2,022,640	772,516	641,478	76.24	81.55	57.5	78.25

(1)	Thomas J. Shara was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020 - 2022

Thomas F. Splaine

Ronald E. Schwarz

Timothy J. Matteson

James M. Nigro

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table. Amounts in the Exclusion of Change in Pension Value column reflect the amounts attributable to the Change in Pension Value reported in the Summary Compensation Table. Amounts in the Inclusion of Pension Service Cost are based on the service cost for services rendered during the listed year.

Year	Summary Compensation Table Total for Thomas J. Shara ($)	Exclusion of Change in Pension Value for Thomas J. Shara ($)	Exclusion of Stock Awards for Thomas J. Shara ($)	Inclusion of Pension Service Cost for Thomas J. Shara ($)	Inclusion of Equity Values for Thomas J. Shara ($)	Compensation Actually Paid to Thomas J. Shara ($)
2022	3,097,917	—	(1,018,100)	(211,061)	895,793	2,765,549
2021	3,487,152	(194,721)	(1,376,018)	162,232	2,642,328	4,720,973
2020	2,459,101	(231,767)	(591,199)	211,516	174,989	2,022,640

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non- PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non- PEO NEOs ($)	Average Compensation Actually Paid to Non- PEO NEOs ($)
2022	1,117,397	—	(328,757)	—	292,760	1,081,400
2021	1,141,270	—	(426,060)	—	813,636	1,528,846
2020	772,516	—	(200,630)	—	69,592	641,478
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Thomas J. Shara ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Thomas J. Shara ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Thomas J. Shara ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Thomas J. Shara ($)	Total - Inclusion of Equity Values for Thomas J. Shara ($)
2022	1,016,692	(78,197)	—	(42,702)	895,793
2021	2,184,103	370,285	—	87,940	2,642,328
2020	430,952	(207,562)	—	(48,401)	174,989

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	219,820	(13,458)	108,875	(22,477)	292,760
2021	525,156	129,456	133,422	25,602	813,636
2020	145,839	(67,185)	—	(9,062)	69,592

1. The Peer Group TSR set forth in this table utilizes the peer companies used for compensation benchmarking purposes, which are summarized in our Compensation Discussion & Analysis section of the proxy statement, for the years reflected in the table above. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the compensation benchmarking peers, respectively. Historical stock performance is not necessarily indicative of future stock performance. The following table shows the peer groups in each year.

2020 Peers	2021 Peers	2022 Peers

Bridge Bancorp, Inc.	Columbia Financial, Inc.	Columbia Financial, Inc.

Bryn Mawr Bank Corporation	Community Bank System, Inc.	Community Bank System, Inc.

CNB Financial Corporation	ConnectOne Bancorp, Inc.	ConnectOne Bancorp, Inc.

Columbia Financial, Inc.	Customers Bancorp, Inc.	Customers Bancorp, Inc.

ConnectOne Bancorp, Inc.	Dime Community Bancshares, Inc.	Dime Community Bancshares, Inc.

Customers Bancorp, Inc.	Eagle Bancorp, Inc.	Eagle Bancorp, Inc.

Financial Institutions, Inc.	First Commonwealth Financial Corporation	First Commonwealth Financial Corporation

First Commonwealth Financial Corporation	Flushing Financial Corporation	Flushing Financial Corporation

The First of Long Island Corporation	Kearny Financial Corp.	Kearny Financial Corp.

Flushing Financial Corporation	NBT Bancorp Inc.	NBT Bancorp Inc.

Kearny Financial Corp.	Northfield Bancorp, Inc. (Staten Island, NY)	Northfield Bancorp, Inc. (Staten Island, NY)

NBT Bancorp Inc.	Northwest Bancshares, Inc.	Northwest Bancshares, Inc.

Northfield Bancorp, Inc. (Staten Island, NY)	OceanFirst Financial Corp.	OceanFirst Financial Corp.

Northwest Bancshares, Inc.	Peapack-Gladstone Financial Corporation	Peapack-Gladstone Financial Corporation

OceanFirst Financial Corp.	Provident Financial Services, Inc.	Provident Financial Services, Inc.

Peapack-Gladstone Financial Corporation	S&T Bancorp, Inc.	S&T Bancorp, Inc.

Provident Financial Services, Inc.	Sandy Spring Bancorp, Inc.	Sandy Spring Bancorp, Inc.

S&T Bancorp, Inc.	Tompkins Financial Corporation	Tompkins Financial Corporation

Sandy Spring Bancorp, Inc.	Univest Financial Corporation	Univest Financial Corporation

Tompkins Financial Corporation	Washington Trust Bancorp, Inc.	Washington Trust Bancorp, Inc.

Univest Financial Corporation	WSFS Financial Corporation	WSFS Financial Corporation

WSFS Financial Corporation

2. We determined adjusted
pre-tax
net income to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2022. Adjusted
pre-tax
net income is a
non-GAAP
financial measure used in our Annual Incentive Plan (AIP), and the Compensation Committee’s adjustments to this measure are described in the Compensation Discussion and Analysis of our proxy statements for each of our two most recent fiscal years. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years
.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Net Income during the three most recently completed fiscal years.

Relationship Between PEO and
Non-PEO
NEO Compensation Actually Paid and Adjusted
Pre-Tax
Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our
Non-PEO
NEOs, and our Adjusted
Pre-Tax
Net Income during the three most recently completed fiscal years.

Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the peer group over the same period.

Tabular List of Most Important Financial Performance Measures
The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2022 to Company performance. The measures in this table are not ranked.

Pre-tax Net Income
Efficiency Ratio
Relative Return on Average Equity
Relative Total Shareholder Return

PROPOSAL 2

ADVISORY APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to vote, on an advisory basis, on the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures. We sometimes refer to the shareholder vote on executive compensation as a “say-on-pay” vote.

The Board believes that the Company’s compensation policies and practices are effective in achieving our goals of motivating and retaining our executives by:

•	rewarding excellence in leadership and sustained financial performance; and

•	aligning our executives’ interests with those of our shareholders to create long-term value.

Proposal 2 is advisory and non-binding on our Board. However, the Board and the Compensation Committee will review and consider the results of this vote when evaluating our executive compensation program.

The Board of Directors recommends a vote “FOR” Proposal 2.

PROPOSAL 3

RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31, 2023

Action will be taken at the Annual Meeting to ratify the selection of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. KPMG became the independent accountants of Lakeland beginning with the financial statements for the year ended December 31, 2013.

Approval of the ratification of KPMG as the Company’s independent registered public accounting firm for 2023 will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of KPMG are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” Proposal 3.

OTHER MATTERS

Management is not aware of any other business to be brought up at the meeting for action by shareholders at such meeting other than the matters described in the notice. However, the enclosed proxy will confer discretionary authority with respect to matters which are not known to management at the time of printing hereof and which may come properly before the meeting.

SHAREHOLDER PROPOSALS

Lakeland does not anticipate holding a 2024 annual meeting of Lakeland shareholders if the previously announced merger between Lakeland and Provident is completed as currently anticipated. In the event that the merger is not completed within the expected time frame or at all, Lakeland may hold an annual meeting in 2024.

In order for a shareholder proposal for the Lakeland 2024 annual meeting to be eligible for inclusion in Lakeland’s proxy statement pursuant to SEC Rule 14a-8, Lakeland must have received the proposal and supporting statements at its principal executive offices no later than July 30, 2024, unless the date of Lakeland’s 2023 annual meeting is changed by more than thirty (30) days from December 28, 2024, the one (1)-year anniversary of Lakeland’s 2023 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Lakeland begins to print and send its proxy materials. A Lakeland shareholder must provide its proposal to Lakeland in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of Lakeland at Lakeland Bancorp, Inc., 250 Oak Ridge Road, Oak Ridge, New Jersey 07438.

Pursuant to the Lakeland bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must send written notice to Lakeland’s Corporate Secretary not less than ninety (90) days and not more than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting, and the notice must provide certain other information specified in the Lakeland bylaws. As a result, any notice given by or on behalf of a shareholder must be received no earlier than August 30, 2024 and no later than September 29, 2024. However, if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than sixty (60) days after December 28, 2024, the one (1)-year anniversary of Lakeland’s 2023 annual meeting of shareholders, notice of nomination must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than ninety (90) days prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

In addition to the notice and information requirements contained in the Lakeland bylaws, to comply with the SEC universal proxy rules, shareholders who, in connection with the Lakeland 2023 annual meeting, if held, intend to solicit proxies in support of director nominees other than Lakeland’s nominees must provide notice to Lakeland that sets forth the information required by the SEC’s Rule 14a-19 no later than October 29, 2024, unless the date of the Lakeland 2024 annual meeting has changed by more than thirty (30) calendar days from December 28, 2024, the one (1)-year anniversary of Lakeland’s 2023 annual meeting of shareholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2024 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by Lakeland.

For a description of procedures for nominations to be submitted by shareholders, see “Nominating and Corporate Governance Committee Matters.”

A copy of Lakeland Bancorp, Inc.’s Annual Report for the year ended December 31, 2022, including financial statements, accompanies this proxy statement. The annual report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A copy of Lakeland Bancorp, Inc.’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2022, filed with the Securities and Exchange Commission, is available (excluding exhibits) on our Company’s website https://investorrelations.lakelandbank.com/documents or, without charge, upon written request made to investorrelations@lakelandbank.com.

Lakeland Bancorp, Inc.

**PHONE – 1-866-883-3382**

FPO

*Please detach here*

1. Election of directors for the terms described in the proxy statement: 01 Mark J. Fredericks 02 James E. Hanson II 03 Janeth C. Hendershot 04 Robert B. Nicholson, III ☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. :INTERNET/MOBILE – www.proxypush.com/LBAI Scan code below for mobile voting. (PHONE – 1-866-883-3382 * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by December 27, 2023. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. FPO The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors 01 Mark J. Fredericks 03 Janeth C. Hendershot Vote FOR Vote WITHHELD for the terms described 02 James E. Hanson II 04 Robert B. Nicholson, III all nominees from all nominees in the proxy statement: (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in the proxy statement For Against Abstain 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023 For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date Signature(s) in Box Please held in sign joint exactly tenancy, as your all name(s) persons appears should on sign. this Trustees, Proxy. If Corporations administrators, should etc. provide , should full include name of title corporation and authority. and title of authorized officer signing the Proxy

LAKELAND BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, December 28, 2023 8:00 a.m. (ET) To register for the virtual meeting along with voting your shares, please follow the instructions below: Visit register.proxypush.com/LBAI on your smartphone, tablet or computer. As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email followed by an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. [Graphic Appears Here] proxy The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company on Thursday, December 28, 2023, at 8:00 a.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present. See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. :INTERNET/MOBILE – www.proxypush.com/LBAI Use the Internet to vote your proxy until 11:59 p.m. (ET) on December 22, 2023. Scan code below for mobile voting. (PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on December 22, 2023. * MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by December 22, 2023. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. FPO The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of directors 01 Mark J. Fredericks 03 Janeth C. Hendershot Vote FOR Vote WITHHELD for the terms described 02 James E. Hanson II 04 Robert B. Nicholson, III all nominees from all nominees in the proxy statement: (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Approval, on an advisory basis, of the executive compensation of the Company’s Named Executive Officers as described in the proxy statement For Against Abstain 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2023 For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS. Address Change? Mark box, sign, and indicate changes below: Date _Signature(s) in Box Please held in sign joint exactly tenancy, as your all name(s) persons appears should on sign this . Trustees, Proxy. If administrators, Corporations should etc.provide , should full include name of title corporation and authority and title . of authorized officer signing the Proxy.

LAKELAND BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS Thursday, December 28, 2023 8:00 a.m. (ET) To register for the virtual meeting along with voting your shares, please follow the instructions below: Visit register.proxypush.com/LBAI on your smartphone, tablet or computer. As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email followed by an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting. 401(k) proxy The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company on Thursday, December 28, 2023, at 8:00 a.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present. See reverse for voting instructions.